Exhibit 10.44

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

TRX, INC.,

HI-MARK, LLC,

HI-MARK TRAVEL SYSTEMS, INC.,

INTEGRATED PROFITMARK CORPORATION, LLC

and the

OWNER ENTITY SHAREHOLDERS

December 7, 2006

Table of Contents

ARTICLE I	TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES	1

1.01	Transfer of Assets	1

1.02	Excluded Assets	3

1.03	Assumption of Liabilities	3

1.04	Excluded Liabilities	4

ARTICLE II	PURCHASE PRICE; CLOSING	5

2.01	Purchase and Sale	5

2.02	Purchase Price	5

2.03	Allocation	5

2.04	Manner of Effecting Sale	6

2.05	Closing and Closing Date	6

2.06	Method of Payment	6

2.07	Legending of Securities	6

2.08	Earn Out	7

ARTICLE III	ADJUSTMENTS TO THE PURCHASE PRICE	11

3.01	Closing Net Working Capital	11

3.02	Post-Closing Adjustment of Purchase Price	13

3.03	Accounts Receivable	13

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNERS	14

4.01	Organization	14

4.02	Subsidiaries and Owners	14

4.03	Authority; Enforceability	16

4.04	Noncontravention	17

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF SELLER, HMTS, K. AUSTIN, D. AUSTIN AND C. BRADSHER	18

5.01	Financial Statements	18

5.02	Ordinary Course of Business	18

5.03	Undisclosed Liabilities	19

5.04	Title to Assets	20

5.05	Personal Property	20

5.06	Tax Matters	20

5.07	Leased Real Property	21

5.08	Contracts	22

5.09	Relationship with Customers and Suppliers	24

5.10	Accounts Receivable	24

5.11	Insurance	24

5.12	Employees	25

5.13	Employee Benefits	26

5.14	Collective Bargaining	27

5.15	Environmental Compliance	27

5.16	Litigation	28

5.17	Legal Compliance	29

5.18	Certain Business Relationships With Owners	29

5.19	Intellectual Property	29

5.20	Brokers’ Fees	30

5.21	Ethical Practices	31

5.22	Relations with Governmental Entities	31

5.23	Accounting Controls	31

5.24	Full Disclosure	31

5.25	Securities Law Representations	31

ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF BUYER	32

6.01	Organization	32

6.02	Authority; Enforceability	32

6.03	Brokers’ Fees	32

6.04	Available Funds	32

6.05	Noncontravention	32

6.06	TRX Shares	32

6.07	Absence of Undisclosed Liabilities	32

6.08	Filings with the SEC	33

ARTICLE VII	COVENANTS AND AGREEMENTS OF SELLER AND OWNERS AND OWNER ENTITY SHAREHOLDERS	34

7.01	Access	34

7.02	Pre-Closing Operations of Seller	34

7.03	Supplements to Disclosure Schedules	36

7.04	Preparation of Supporting Documents	37

7.05	Notices of Certain Events	37

7.06	Non-Solicitation	38

7.07	Interim Financials	38

7.08	Name Change	38

7.09	Post-Closing Taxes, Assessments and Similar Adjustments	38

7.10	Bulk Sales Transfer	39

ARTICLE VIII	COVENANTS OF THE PARTIES	39

8.01	Further Conveyances and Assumptions; Approvals of Third Parties	39

8.02	Casualty	40

8.03	Transferred Employees	41

8.04	Employee Benefit Plans	42

8.05	Access to Books and Records	42

8.06	Piggyback Registration Rights	42

ARTICLE IX	CONDITIONS TO CLOSING	42

9.01	Conditions to Buyer’s Obligations	42

9.02	Conditions to Seller’s Obligations	44

ARTICLE X	SURVIVAL; INDEMNIFICATION	46

10.01	Survival	46

10.02	Indemnification	46

10.03	Procedures for Third Party Claims	48

10.04	Procedures for Direct Claims	49

10.05	Investigation	49

10.06	Set-Off	50

10.07	Indemnification Limitations	50

10.08	No Double Recovery	51

10.09	Subrogation	51

10.10	Other Indemnification Provision	51

ARTICLE XI	TERMINATION	51

11.01	Termination of Agreement	51

11.02	Effect of Termination	52

ARTICLE XII	DEFINITIONS	52

ARTICLE XIII	MISCELLANEOUS	61

13.01	Press Releases and Announcements	61

13.02	Costs	61

13.03	Headings	61

13.04	Amendment and Waiver	61

13.05	Specific Performance	62

13.06	Assignment	62

13.07	Severability	62

13.08	Complete Agreement	63

13.09	Counterparts	63

13.10	Governing Law	63

13.11	Arbitration	63

13.12	Notices	64

13.13	Tax Matters	65

13.14	Construction	65

13.15	Incorporation of Exhibits and Schedules	65

13.16	Further Assurances	65

EXHIBITS
Exhibit A	Form of Promissory Note
Exhibit B	Bill of Sale Assignment and Assumption Agreement
Exhibit C	Austin Employment Agreement
Exhibit C-1	Additional Management Employment Agreements
Exhibit D	Invention Assignment Agreement
Exhibit E	Sublease
Exhibit F	Non-Competition Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 7, 2006, is made and entered into by and among TRX, INC, a Georgia corporation (“Buyer”), HI-MARK, LLC, a Delaware limited liability company (“Seller”), HI-MARK TRAVEL SYSTEMS, INC., a Georgia corporation (“HMTS”), INTEGRATED PROFITMARK CORPORATION, LLC, a Delaware limited liability company (“ProfitMark”), KEVIN AUSTIN, a Georgia resident (“K. Austin”), DIANE AUSTIN, a Georgia resident (“D. Austin”) and CHARLES BRADSHER, a Georgia resident (“C. Bradsher”, and together with K. Austin and D. Austin, the “Owner Entity Shareholders”). Each of HMTS and ProfitMark is referred to herein individually as an “Owner” and collectively as the “Owners.”

WHEREAS, Owners collectively own, directly or indirectly, all of the issued and outstanding equity interests of Seller, which is engaged in the business of providing corporate travel, supplier management and healthcare business solutions (the “Business”); and

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, on the terms and subject to the conditions set forth in this Agreement, substantially all of the assets and certain liabilities of Seller.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, intending to be legally bound, hereby agree as follows:

ARTICLE I

TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

1.01 Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller shall, as of the Effective Time, sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Liens (except for Permitted Liens), all of Seller’s right, title and interest in and to the assets, properties and rights of every kind, nature, character and description, in existence on the date hereof and any additions thereto on or before the Effective Time, whether personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, whether or not carried on the books and records of Seller and wherever located, including, without limitation, the following assets, properties and rights (collectively, except for the Excluded Assets, the “Assets”):

(a) all of the inventory, including goods for sale, materials, supplies and spare parts listed (by item, quantity and cost) or otherwise described on Schedule 1.01(a), which such Schedule shall be updated immediately prior to Closing pursuant to Section 7.03, subject to subsequent adjustment in connection with the calculation of Closing Net Working Capital (the “Purchased Inventory”);

(b) (i) all of the trade accounts receivable and other rights to payment from customers of Seller (including the full benefit of all security for such accounts or rights to payment) outstanding as of the Effective Time and arising in respect of goods shipped or products sold or services rendered to customers of such Seller in the Ordinary Course of Business that are listed (by customer and invoice) on Schedule 1.01(b), which such Schedule shall be updated immediately prior to Closing pursuant to Section 7.03, subject to subsequent adjustment in connection with the calculation of Closing Net Working Capital, and (ii) any claim, remedy or other right related to any of the foregoing (the “Purchased Accounts Receivable”);

(c) all fixed assets, including, but not limited to, all machinery, equipment, tools, furniture, office equipment, computer hardware, vehicles, leasehold improvements and other items of tangible personal property of every kind owned by Seller listed on Schedule 1.01(c), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto;

(d) the real property leases, subleases, leaseholds and other interests in leased real property listed on Schedule 1.01(d), together with the right, title and interest of Seller in and to all buildings, leasehold improvements, structures, facilities, fixtures and all other appurtenances thereto (individually, a “Real Property Lease” and collectively, the “Real Property Leases”);

(e) all prepaid expenses, claims for refunds from trade vendors, rights to rebates and rights to offset of Seller;

(f) all intangible rights and property of Seller, including the Intellectual Property, going concern value, goodwill (including the names set forth on Schedule 1.01(f) (which Schedule identifies which of such names are registered with any Governmental Entity) and all variations thereof and all other trade names and trademarks of the Business) and all telephone, telecopy, email listings and addresses and domain names of Seller;

(g) all books, records and files (tangible and electronic) containing any information or documents relevant to the Assets or the conduct of the Business, including, without limitation, contract files, real and personal property lease files, credit files, purchasing histories or profiles, project files, pricing information, customer lists, lists of suppliers, correspondence, computer and billing tapes, research data and advertising data;

(h) all of Seller’s rights and benefits in, to and under all contracts set forth on Schedule 1.01(h), which such Schedule shall be updated immediately prior to Closing pursuant to Section 7.03, and any claim, remedy or other right related to any of the foregoing (the “Purchased Contracts”);

(i) all of Seller’s rights and benefits in, to and under all leases and licenses of personal property set forth on Schedule 1.01(i), including the right to possession of the personal property leased thereunder, which such Schedule shall be updated immediately prior to Closing pursuant to Section 7.03, and any claim, remedy or other right related to any of the foregoing (collectively, the “Purchased Leases”);

(j) all Permits issued, granted, given or otherwise made available to Seller by or under the authority of any Governmental Entity, in each case to the extent transferable to Buyer;

(k) all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, except for and excluding insurance benefits related to the Excluded Liabilities;

(l) all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(m) all cash and cash-equivalents of Seller as of the Closing Date, except for and excluding those in the Retained Bank Account (as such term is defined in Section 7.02(d)(x)); and

(n) all bank accounts of Seller, including those bank accounts set forth on Schedule 1.01(n), but excluding the Retained Bank Account.

1.02 Excluded Assets. Notwithstanding the terms of Section 1.01, the following assets shall be retained by Seller (collectively, the “Excluded Assets”) and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Assets:

(a) to the extent not required for the operation of the Business, Seller’s minute books and related company records and accounting records (including ancillary records, paid invoices and work papers related thereto) (provided that Seller shall provide Buyer access to the foregoing records to the extent reasonably requested by Buyer);

(b) except as otherwise provided in Section 1.03(b) with respect to Employee Accruals, the Employee Benefit Plans and all rights in connection with and under the Employee Benefit Plans;

(c) Tax refunds that belong to Seller pursuant to Section 7.09(c);

(d) all contracts other than the Purchased Contracts and all leases other than the Purchased Leases and the Real Property Leases;

(e) the rights of Seller under this Agreement and the Bill of Sale, Assignment and Assumption Agreement; and

(f) the Retained Bank Account and the cash therein.

1.03 Assumption of Liabilities. As of the Effective Time, Buyer shall, pursuant to a Bill of Sale, Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B (the “Bill of Sale, Assignment and Assumption Agreement”), assume, pay, and perform in accordance with their terms only the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

(a) all trade accounts payable of Seller outstanding as of the Effective Time and incurred in the Ordinary Course of Business that are listed (by creditor and invoice) on Schedule 1.03(a), which such Schedule shall be updated immediately prior to the Closing pursuant to Section 7.03, subject to subsequent adjustment in connection with the calculation of Closing Net Working Capital, and (ii) any credit, offset, defense, claim, remedy or other right related to any of the foregoing (“Assumed Accounts Payable”);

(b) all current liabilities for accrued but unused vacation pay, sick pay and personal time off as of the Effective Time, and any accrued wages, salaries, bonuses and commissions (including payroll Taxes attributable to such amounts) that are listed on Schedule 1.03(b) and owing to Transferred Employees, which such Schedule shall be updated immediately prior to the Closing pursuant to Section 7.03, subject to subsequent adjustment in connection with the calculation of Closing Net Working Capital, and (ii) any credit, offset, defense, claim, remedy or other right related to any of the foregoing (“Employee Accruals”);

(c) all accrued expenses of Seller, including Employee Accruals, that are outstanding as of the Effective Time and incurred in the Ordinary Course of Business that are listed (by creditor and invoice) on Schedule 1.03(c) (excluding, in any event, all Taxes other than payroll Taxes to the extent included in Employee Accruals pursuant to Section 1.03(b)), which such Schedule shall be updated immediately prior to the Closing pursuant to Section 7.03, subject to subsequent adjustment in connection with the calculation of Closing Net Working Capital, and (ii) any credit, offset, defense, claim, remedy or other right related to any of the foregoing (“Assumed Accrued Expenses”); and

(d) liabilities and obligations arising under the Purchased Contracts (“Deferred Revenue”), the Purchased Leases and the Real Property Leases, but only to the extent that such liabilities and obligations are first required to be performed on or after the Effective Time and arise out of the written terms or, to the extent described in Schedule 1.01(h) or Schedule 1.01(i), oral terms of such Purchased Contracts, Purchased Leases and Real Property Leases as provided by Seller to Buyer, and specifically excluding liabilities and obligations for breaches of such Purchased Contracts, Purchased Leases and Real Property Leases, if any, resulting from acts or omissions of Seller prior to or as of the Effective Time, including, without limitation, any liability arising from any transfer or assignment pursuant to this Agreement in contravention of such Purchased Contracts, Purchased Leases and Real Property Leases.

1.04 Excluded Liabilities. Other than as set forth in Section 1.03, Buyer shall not assume or become liable for (and nothing contained in this Agreement shall be construed as an assumption by Buyer of) the payment of any debts, liabilities, losses, accounts payable, bank indebtedness, mortgages, real or personal property leases or other liabilities or obligations of Seller (collectively, the “Excluded Liabilities”), whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed, including, without limitation, any and all liabilities arising from, or related to, the ownership, operation and maintenance of the Business or the Assets (including any intellectual property) prior to the Effective Time. Seller shall be responsible for, and the Excluded Liabilities shall include all of the liabilities, obligations and undertakings of Seller not expressly assumed by Buyer pursuant to Section 1.03 hereof, and such liabilities, obligations and undertakings shall remain the sole liabilities, obligations and undertakings of Seller. Without limiting the generality of the foregoing, Seller shall be responsible for, and the Excluded Liabilities shall include, (i) all of Seller’s deferred compensation obligations including any notes payable to any Owner, (ii) the obligations and liabilities of Seller under the Lease Agreement between Source Alpharetta, Inc. and Seller, dated as of December, 2003, (iii) the Agreement of Amendment and Release, dated December 26, 2002, among Seller, IM Comet, Inc., HMTS and Profitmark, (iv) the Agreement and Release, dated December 23, 2004 among Seller, HMTS and Profitmark, HealthDataInsights, Inc. and Healthcare Solutions, LLC and (v) all of the liabilities for any Taxes imposed by any Tax Authority pursuant to any Law applicable to the sale, transfer and conveyance of the Assets and all of the liabilities of Seller for any other Taxes imposed by any Tax Authority other than payroll Taxes to the extent included in Employee Accruals pursuant to Section 1.03(b).

ARTICLE II

PURCHASE PRICE; CLOSING

2.01 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, as of the Effective Time, Seller shall sell the Assets to Buyer free and clear of all Liens (except for Permitted Liens), and Buyer shall purchase the Assets from Seller and assume the Assumed Liabilities.

2.02 Purchase Price. Subject to adjustment pursuant to Section 3.01, Section 3.02 and to the indemnification obligations under this Agreement (including, without limitation, Article X), the aggregate amount to be paid for the Assets shall be Seventeen Million Dollars ($17,000,000) plus Five Hundred Thousand (500,000) shares of Buyer’s $.01 par value common stock (the “TRX Shares”) plus any Earn-Out Payments (the “Purchase Price”). The Purchase Price shall be paid by the Buyer as follows:

(a) Ten Million Dollars ($10,000,000) in cash shall be delivered to the Seller at the Closing (the “Closing Payment”);

(b) Buyer shall deliver to Seller, at the Closing, a promissory note in the principal amount of Seven Million Dollars ($7,000,000) substantially in the form of Exhibit A attached hereto (the “Promissory Note”);

(c) Buyer shall issue the TRX Shares at the Closing; and

(d) Buyer shall pay to Seller any Earn-Out Payment as specified in Section 2.08 hereof.

2.03 Allocation. Following the Closing, Buyer shall submit to Seller a proposed allocation of the Purchase Price (the “Allocation”). The Allocation shall be subject to Seller’s reasonable approval, which approval cannot be unreasonably withheld or delayed, provided, that Seller shall respond to Buyer regarding such approval within fifteen (15) business days after receipt of the Allocation. Upon Buyer’s and Seller’s agreement on the Allocation, Buyer, Seller and Owners agree to file their federal and state income and franchise Tax Returns (and Form 8594, if applicable) on the basis of the Allocation and that they shall not thereafter take a Tax Return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other Taxing Authority. Upon final determination of Closing Net Working Capital pursuant to Section 3.01, the parties shall amend the Allocation as needed to reflect the final calculation.

2.04 Manner of Effecting Sale. The sale, conveyance, transfer, assignment and delivery of the Assets by Seller to Buyer shall be effected by the Bill of Sale, Assignment and Assumption Agreement and such other deeds, endorsements, assignments, transfers and other instruments of transfer and conveyance in such form as Buyer or its counsel and Seller or its counsel mutually deem reasonably necessary or appropriate to transfer to the Buyer full legal and beneficial title to the Assets free and clear of Liens other than Permitted Liens.

2.05 Closing and Closing Date. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the purchase and sale of the Assets (the “Closing”) shall take place by facsimile, overnight delivery and wire transfers on January 4, 2007, or on such other date and at such other time and place as the parties shall agree in writing (the “Closing Date”). The Closing shall be deemed to have occurred for all purposes as of the Effective Time. Seller shall deliver and turn over to Buyer and Buyer shall commence to own and control the Assets as of the Effective Time. At the Closing, the following shall occur:

(a) Buyer shall deliver to the Seller the Closing Payment, the Promissory Note and the TRX Shares; and

(b) Seller shall deliver to Buyer and Buyer shall deliver to Seller, such other documents as are required pursuant to Sections 9.01 and 9.02, respectively.

2.06 Method of Payment. All monetary payments from one party to another under this Agreement shall be made in cash or by wire transfer of immediately available federal funds to an account designated in writing by the party receiving such payment.

2.07 Legending of Securities. The TRX Shares will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of Section 4(2) thereof or Regulation D promulgated thereunder or other applicable exemptions, together with exemptions under applicable state securities laws. Seller and the Owners understand and agree that there will be placed on the TRX Shares a legend stating in substance the following (along with other appropriate language under applicable U.S., state and foreign securities laws):

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered, sold, transferred or otherwise disposed of, unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from registration is available.”

The parties agree to reasonably cooperate to ensure that the TRX Shares are issued under available exemptions under applicable U.S., state and foreign securities laws.

2.08 Earn Out. The Buyer has agreed to pay to the Seller up to Twelve Million Dollars ($12,000,000) based on the revenues recognized in accordance with generally accepted accounting principles (“GAAP”) by the Buyer from the customers set forth on Schedule 2.08 and in accordance with the terms set forth on Schedule 2.08 (collectively, the “Accounts”) during calendar years 2007 and 2008.

*

* Confidential Treatment Requested

*

* Confidential Treatment Requested

*

* Confidential Treatment Requested

*

* Confidential Treatment Requested

*

ARTICLE III

ADJUSTMENTS TO THE PURCHASE PRICE

3.01 Closing Net Working Capital.

(a) Seller shall deliver to Buyer two (2) business days prior to the Closing, an estimated balance sheet of the Company as of the Closing Date. At the Closing, the Purchase Price paid shall not be subject to any adjustment as a result of any working capital estimates made pursuant to this Article III.

(b) Buyer (with the assistance of Seller to the extent reasonably requested by Buyer) shall deliver to Seller within sixty (60) days following the Closing, an estimated calculation of the Closing Net Working Capital (the “Estimated Net Working Capital”). The Estimated Net Working Capital shall be prepared in accordance with GAAP, and on a basis consistent with the Financial Statements. The parties hereto agree that at the Closing, Net Working Capital shall consist of at least $300,000, of which $100,000 shall be in the form of cash. To the extent the Estimated Net Working Capital is greater than $300,000, then the excess shall constitute the “Estimated Working Capital Surplus” and to the extent the Estimated Net Working Capital is less than $300,000, the difference shall constitute the “Estimated Working Capital Deficit.” To the extent that there is an Estimated Working Capital Surplus, within sixty (60) days following the Closing, Buyer shall pay to Seller, in cash, an amount equal to 50% of the Estimated Working Capital Surplus (the “Initial Excess Working Capital Payment”).

(c) As promptly as practicable, but no later than two hundred ten (210) days after the Closing Date, Buyer (with the assistance of Seller to the extent reasonably requested by Buyer) will cause to be prepared, in accordance with GAAP and on a basis consistent with the Financial Statements, and delivered to Seller a statement setting forth Buyer’s calculation of Closing Net Working Capital (the “Closing Statement”). The parties agree that for purposes of calculating Closing Net Working Capital, the amount of Purchased Accounts Receivable shall be equal to the amount of the Purchased Accounts Receivable collected during the A/R Collection Period and set forth in the A/R collection report delivered to Seller pursuant to Section 3.03 of this Agreement.

* Confidential Treatment Requested

(d) If Seller disagrees with the Closing Statement, Seller may, within thirty (30) days after delivery thereof, deliver a written notice to Buyer specifying those items or amounts as to which Seller disagrees, including appropriate documentation in support of Seller’s position (an “Objection”). Seller shall be deemed to have agreed with those items and amounts included in the computation of Closing Net Working Capital as set forth in the Closing Statement which are not specifically disputed in the Objection.

(e) If the Objection is duly delivered pursuant to Section 3.01(d), Buyer and Seller shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine Closing Net Working Capital. If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter retain an Accounting Referee which shall act as arbitrator of such disputed items or amounts in accordance with this Section 3.01(d) for the purpose of calculating Closing Net Working Capital (the “Calculation”). Buyer and Seller each agree to execute a reasonable engagement letter proposed by the Accounting Referee. The Accounting Referee shall prescribe and employ procedures for resolving the disputed items and amounts in accordance with GAAP and on a basis consistent with the Financial Statements and the definition of Closing Net Working Capital set forth herein. In making any such calculation of the Closing Net Working Capital, the Accounting Referee shall address only those items or amounts in the Closing Statement as to which Seller has specifically disagreed in the Objection. Subject to the parties’ compliance with the last sentence of this Section 3.01(e), the Calculation shall be based solely on the information, documents and materials (including all work papers, records, accounts or similar materials) submitted to the Accounting Referee regarding such disputed items by Buyer and Seller. Each of Buyer and Seller shall use reasonable efforts to make its presentations as promptly as practicable following submission to the Accounting Referee of the disputed items and amounts, and each party shall be entitled, as part of its presentation, to respond to the presentation of the other party and any questions or requests of the Accounting Referee. Buyer and Seller shall direct the Accounting Referee to use its best efforts to render its determination as promptly as practicable, but in no event later than thirty (30) days after being retained by Buyer and Seller. In deciding any matter hereunder, the Accounting Referee (a) may not assign a value to any disputed item or amount greater than the greatest value for such item or amount claimed by Buyer or Seller or less than the smallest value for each disputed item or amount claimed by Buyer or Seller, and (b) shall be governed by the terms and conditions set forth in this Agreement, including this Section 3.01(e) and the definition of Closing Net Working Capital set forth in this Agreement. The Accounting Referee shall deliver to Buyer and Seller a report setting forth its determination of Closing Net Working Capital, including all supporting calculations. Such report and the Accounting Referee’s determination of Closing Net Working Capital shall be conclusive, final and binding upon Buyer and Seller; provided, however, that in no event shall Closing Net Working Capital as determined by the Accounting Referee be higher than Closing Net Working Capital as calculated by Seller or lower than Closing Net Working Capital as calculated by Buyer. The cost of the Accounting Referee’s review and report shall be borne 50% by Buyer and 50% by Seller. Buyer and Seller shall make readily available to the Accounting Referee all relevant information, books and records and any work papers, schedules and calculations relating to the Closing Statement and all other items reasonably requested by the Accounting Referee, and the Accounting Referee shall be required to maintain the confidentiality of the information and documents received by the Accounting Referee hereunder. Notwithstanding the foregoing, if the parties are unable to agree on a mutually acceptable Accounting Referee within thirty (30) business days after the first proposal by one of the parties of a firm to serve in such role, then either party may submit the dispute regarding the calculation of Closing Net Working Capital for resolution pursuant to Section 13.11; provided, that the arbitrator(s) shall abide by the procedures set forth in this Section 3.01(e) in making their determination regarding the dispute.

(f) Buyer and Seller agree that they will, and agree to cause their respective independent accountants (subject to any necessary waivers or indemnifications) to, cooperate and assist in the preparation of the Closing Statement, the Objection (if any) and the calculation of Closing Net Working Capital and in the conduct of the audits and reviews referred to in this Section 3.01, including, without limitation, making available to the extent reasonably required books, records, work papers and personnel.

3.02 Post-Closing Adjustment of Purchase Price.

(a) If the Closing Net Working Capital (as finally determined pursuant to Section 3.01) is less than $300,000 then Seller shall (i) pay to Buyer the difference between $300,000 and the Closing Net Working Capital and (ii) reimburse Buyer for any Initial Excess Working Capital Payments made to Seller pursuant to Section 3.01(b) above.

(b) If the Closing Net Working Capital (as finally determined pursuant to Section 3.01) is greater than the $300,000, then Buyer shall pay to Seller the difference between the Closing Net Working Capital and $300,000 less any Initial Excess Working Capital Payments made to Seller pursuant to Section 3.01(b) above.

(c) Any payment pursuant to this Section 3.02 shall be made within ten (10) days after Closing Net Working Capital has finally been determined pursuant to Section 3.01 above. If any payment due from Seller to Buyer pursuant to this Article III is not paid when due under this Agreement, Buyer shall be entitled, in its sole discretion, to payment for such amount out of the Promissory Note. Interest shall not accrue or be due with respect to payments made pursuant to this Article III.

3.03 Accounts Receivable.

(a) Buyer shall have the sole right to collect the Purchased Accounts Receivable as of and after the Closing Date and shall attempt to collect the Purchased Accounts Receivable during the one hundred eighty (180) day period following the Closing Date (the “A/R Collection Period”) using collection efforts not less than those efforts used by Buyer in the ordinary course of its business; provided, however, that Buyer shall not discount any Purchased Accounts Receivable without the prior written consent of Seller. Within thirty (30) days after the A/R Collection Period, Buyer shall prepare and deliver to Seller a report regarding the collection of the Purchased Accounts Receivable during the A/R Collection Period (the date such report is delivered being referred to as the “A/R Notification Date”), which report shall include a list of all uncollected Purchased Accounts Receivable as of the A/R Notification Date (“Uncollected A/R”).

(b) To the extent that Seller’s EBITDA for 2006, as reflected in the final Closing Statement determined pursuant to Section 3.02, is less than the Target 2006 EBITDA, the amount of Uncollected A/R that, if collected, would have resulted in Seller’s EBITDA for 2006 being equal to the Target 2006 EBITDA shall be deemed the “EBITDA Gap A/R.” Within five (5) business days after the A/R Notification Date, (i) to the extent that there is any EBITDA Gap A/R, Seller shall pay to Buyer, in cash, an amount equal to (A) five (5) multiplied by (B) the face-value of all EBITDA Gap A/R, and (ii) with respect to all other Uncollected A/R (or, if there is no EBITDA Gap A/R, with respect to all Uncollected A/R), Seller shall pay to Buyer the face-value of such Uncollected A/R. The parties acknowledge that, to the extent the Closing Net Working Capital is adjusted downward with respect to any Uncollected A/R pursuant to Sections 3.01 and 3.02, the amount of such downward adjustment shall be credited toward any payment due pursuant to this Section 3.03. If any payment due from Seller to Buyer as a result of the Uncollected A/R is not paid when due under this Agreement, Buyer shall be entitled, in its sole discretion, to payment for such amount out of the Promissory Note. The Seller agrees that the use of the payment multiple with respect to EBITDA Gap A/R, if any, is appropriate given the calculation used to value the Business and that such remedy is reasonable and has been negotiated by the parties and is not in any way a penalty.

(c) Buyer shall remit to Seller any payments subsequently received by it with respect to any Uncollected A/R; provided that Buyer has received payment from Seller for such Uncollected A/R in accordance with the payment terms contained herein. After the conclusion of the A/R Collection Period, Buyer shall have no obligation to attempt to collect any Uncollected A/R and Seller shall not attempt to collect any Uncollected A/R.

(d) If a customer owing any of the Purchased Accounts Receivable disputes payment of any such Purchased Accounts Receivable on the basis of a breach by Buyer of its obligations relating to the goods to be provided or services to be performed in consideration for such Purchased Accounts Receivable, then such disputed Purchased Accounts Receivable shall not be deemed Uncollected A/R for purposes of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNERS

Seller hereby represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date:

4.01 Organization. Seller hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date, Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority and all authorizations and Permits necessary to carry on the Business as now being conducted and to own, lease and operate the Assets it now owns leases and operates, and is duly qualified and in good standing in the states set forth on Schedule 4.01, which are all of the jurisdictions in which the nature of its business or its ownership of property requires it to be so qualified.

4.02 Subsidiaries and Owners.

(a) Seller and ProfitMark each hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date: Schedule 4.02(a) states the authorized and issued capitalization of Seller, the number and class of equity securities issued and outstanding of Seller and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing; all of the equity securities described on Schedule 4.02(a) have been duly authorized and validly issued and are fully paid and non-assessable; there are no outstanding subscriptions, options, warrants, rights, claims, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any equity interests of Seller; there are no “phantom equity” or other rights or interests held by any party other than HMTS, ProfitMark, and the holders of Economic Interests (as such term is defined in that certain Amended and Restated Operating Agreement of Hi-Mark, LLC dated December 26, 2002, which is referred to herein as the “Seller Operating Agreement”) in Seller (such Persons being referred to hereinafter as the “Economic Interest Holders”), to directly receive any proceeds of the transactions contemplated by this Agreement or distributions made by Seller; and except as noted on Schedule 4.02(a), all Membership Interests (as such term is defined in the Seller Operating Agreement), Economic Interests and any other equity interests of Seller are owned by ProfitMark, HMTS, and the Economic Interest Holders free and clear of all Liens, options, or rights of first refusal, with no defects of title whatsoever. Except as set forth on Schedule 4.02(a), to Seller’s Knowledge and ProfitMark’s Knowledge, none of ProfitMark, HMTS nor any of the Economic Interest Holders is a party to or is bound by any agreement other than the Seller Operating Agreement affecting or relating to such Person’s right to transfer or vote such Person’s Membership Interest or Economic Interest.

(b) ProfitMark hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date, Schedule 4.02(b) states the authorized and issued capitalization of ProfitMark, the number and class of equity securities issued and outstanding of ProfitMark and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing). All of the equity securities described on Schedule 4.02(b) have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights, claims, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any equity interests of ProfitMark. The record and beneficial owners set forth on Schedule 4.02(b) own all outstanding shares of capital stock or other equity interests of ProfitMark directly or indirectly, free and clear of all Liens, options, or rights of first refusal, with no defects of title whatsoever. Except as set forth on Schedule 4.02(b), other than as contained in the Shareholders Agreement of ProfitMark, none of the record and beneficial owners set forth on Schedule 4.02(b) is a party to or is bound by any agreement affecting or relating to its right to transfer or vote the outstanding shares of capital stock or other equity interests of ProfitMark.

(c) HMTS hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date, Schedule 4.02(c) states the authorized and issued capitalization of HMTS, the number and class of equity securities issued and outstanding of HMTS and the record and beneficial owners thereof (including options, warrants and other rights to acquire any of the foregoing). All of the equity securities described on Schedule 4.02(c) have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights, claims, commitments, conversion rights, rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any equity interests of HMTS. The record and beneficial owners set forth on Schedule 4.02(c) own all outstanding shares of capital stock or other equity interests of HMTS directly or indirectly, free and clear of all Liens, options, or rights of first refusal, with no defects of title whatsoever. Except as set forth on Schedule 4.02(c), none of the record and beneficial owners set forth on Schedule 4.02(c) is a party to or is bound by any agreement affecting or relating to its right to transfer or vote the outstanding shares of capital stock or other equity interests of HMTS.

(d) Seller hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date, the Seller does not have any Subsidiaries and does not otherwise own, or have a contractual right or obligation to acquire, any capital stock or other equity interest in any other Person. Except as disclosed on Schedule 4.02(d), Seller is not a participant in any joint venture, partnership or similar arrangement with any other Person.

4.03 Authority; Enforceability.

(a) Seller hereby represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date, Seller has the limited liability company authority to enter into, execute and deliver this Agreement and the Ancillary Documents to which Seller is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement constitutes, and upon execution of the Ancillary Documents to which Seller is a party, such Ancillary Documents will constitute, the valid and legally binding obligation of Seller, enforceable in accordance with their terms and conditions.

(b) HMTS hereby represents and warrants to Buyer that, as of the date of this Agreement and as of the Closing Date, HMTS has the corporate authority to enter into, execute and deliver this Agreement and the Ancillary Documents to which HMTS is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by HMTS of this Agreement and the Ancillary Documents to which HMTS is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of HMTS. This Agreement constitutes, and upon execution of the Ancillary Documents to which HMTS is a party, such Ancillary Documents will constitute, the valid and legally binding obligation of HMTS, enforceable in accordance with their terms and conditions.

(c) ProfitMark hereby represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date, ProfitMark has the limited liability company authority to enter into, execute and deliver this Agreement and the Ancillary Documents to which ProfitMark is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by ProfitMark of this Agreement and the Ancillary Documents to which ProfitMark is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of ProfitMark. This Agreement constitutes, and upon execution of the Ancillary Documents to which ProfitMark is a party, such Ancillary Documents will constitute, the valid and legally binding obligation of ProfitMark, enforceable in accordance with their terms and conditions.

(d) Each Owner Entity Shareholder hereby represents and warrants to Buyer that as of the date of this Agreement and as of the Closing Date such Owner Entity Shareholder has the authority to enter into, execute and deliver this Agreement and the Ancillary Documents to which such Owner Entity Shareholder is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and upon execution of the Ancillary Documents to which such Owner Entity Shareholder is a party, such Ancillary Documents will constitute, the valid and legally binding obligation of such Owner Entity Shareholder, enforceable in accordance with their terms and conditions.

4.04 Noncontravention.

(a) The execution, delivery and performance by Seller of this Agreement does not, and the execution, delivery and performance by Seller of the Ancillary Documents to which Seller is a party will not, and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law, order or decree to which Seller or the Business is subject; (ii) violate any provision of the certificate of formation, operating agreement, or other governing documents of Seller; (iii) breach or otherwise constitute or give rise to a default under, or permit the acceleration of any obligation under, any agreement, contract, lease, license, instrument or other arrangement to which Seller is a party or by which Seller is bound or to which any of the Assets is subject, (iv) result in the imposition of any Lien upon any of the Assets or (v) require any governmental authorizations, approvals and consents.

(b) The execution, delivery and performance by HMTS of this Agreement does not, and the execution, delivery and performance by HMTS of the Ancillary Documents to which HMTS is a party will not, and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law, order or decree to which HMTS or the Business is subject; (ii) violate any provision of the articles of incorporation, bylaws, or other governing documents of HMTS; (iii) breach or otherwise constitute or give rise to a default under, or permit the acceleration of any obligation under, any agreement, contract, lease, license, instrument or other arrangement to which HMTS is a party or by which HMTS is bound; (iv) result in the imposition of any Lien upon any of the Assets; or (v) require any governmental authorizations, approvals and consents.

(c) The execution, delivery and performance by ProfitMark of this Agreement does not, and the execution, delivery and performance by ProfitMark of the Ancillary Documents to which ProfitMark is a party will not, and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law, order or decree to which ProfitMark or the Business is subject; (ii) violate any provision of the certificate of formation, operating agreement, or other governing documents of ProfitMark; (iii) breach or otherwise constitute or give rise to a default under, or permit the acceleration of any obligation under, any material agreement, contract, lease, license, instrument or other arrangement to which ProfitMark is a party or by which ProfitMark is bound; (iv) result in the imposition of any Lien upon any of the Assets; or (v) require any governmental authorizations, approvals and consents.

(d) The execution, delivery and performance by each Owner Entity Shareholder of this Agreement does not, and the execution, delivery and performance by each Owner Entity Shareholder of the Ancillary Documents to which such Owner Entity Shareholder is a party will not, and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Law, order or decree to which any Owner Entity Shareholder or the Business is subject; (ii) breach or otherwise constitute or give rise to a default under, or permit the acceleration of any obligation under, any agreement, contract, lease, license, instrument or other arrangement to which any Owner Entity Shareholder is a party or by which any Owner Entity Shareholder is bound; (iv) result in the imposition of any Lien upon any of the Assets; or (v) require any governmental authorizations, approvals and consents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER, HMTS, K. AUSTIN, D. AUSTIN AND C. BRADSHER

Seller, HMTS, K. Austin, D. Austin and C. Bradsher, jointly and severally, hereby represent and warrant to Buyer that as of the date of this Agreement and as of the Closing Date:

5.01 Financial Statements. Schedule 5.01 contains (i) the audited balance sheet of Seller as of December 31, 2005 and the related audited statements of income and cash flows for the twelve (12) month period ended December 31, 2005, including, the accompanying notes thereto (such audited financial statements are sometimes collectively referred to herein as the “Year-End Financial Statements”), and (ii) the reviewed balance sheet of Seller as of September 30, 2006 (the “Interim Balance Sheet”) and the related reviewed statements of income and cash flows for the nine (9) month period ended September 30, 2006 (the “Interim Income Statement”; the Interim Balance Sheet and the Interim Income Statement are referred to collectively as the “Interim Financial Statements”). Except as set forth on Schedule 5.01, the Year-End Financial Statements and the Interim Financial Statements (collectively, the “Financial Statements”) are true, correct and complete in all material respects, correctly reflect all assets and all actual and contingent liabilities of Seller as of the respective dates thereof as required by GAAP, including full legally required provision or reserve for all Tax and social security contributions, present fairly the financial condition of Seller as of the respective dates and the results of its operations for the periods then ended, and correctly reflect and disclose all extraordinary items, all as required by GAAP. Except as set forth on Schedule 5.01, the Financial Statements have been prepared (a) from, and are in accordance with, the books and records of Seller and (b) in conformity with GAAP.

5.02 Ordinary Course of Business. Since December 31, 2005, Seller has conducted the Business in the Ordinary Course of Business and, without limiting the generality of the foregoing, since such date, except as disclosed in Schedule 5.02:

(a) Seller has not suffered any Material Adverse Effect;

(b) Seller has used commercially reasonable efforts to preserve the Business and maintain good relations with its customers and suppliers;

(c) there has not been any change in any method of accounting or accounting practice or procedure of Seller;

(d) Seller has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than on an arm’s-length basis in the Ordinary Course of Business;

(e) Seller has not entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses), other than agreements with customers, involving more than $25,000 in the aggregate that is not terminable for convenience by Seller;

(f) no party (including Seller) has accelerated, terminated, modified or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $25,000 in the aggregate to which Seller is a party or by which Seller is bound;

(g) there has been no destruction or loss of or to any of the material assets of Seller, whether or not covered by insurance, or any material deterioration in, or damage to, the condition of such assets;

(h) Seller has not entered into any transaction with any Owner or any of Seller’s directors, officers or employees, and Seller has not made any loan or advance to any Owner or any of Seller’s directors, officers or employees;

(i) Seller has not entered into any employment contract or other employment-related agreement providing for base compensation in excess of $20,000, written or oral, or modified the material terms of any such existing contract or agreement (provided that any change in compensation equal to or less than five percent (5%) of the compensation level provided in the calendar year ended December 31, 2005 shall not be deemed material);

(j) Seller has not (i) granted any increase in compensation (other than any increase in compensation equal to or less than five percent (5%) of the compensation level provided in the calendar year ended December 31, 2005), (ii) adopted, amended, modified or terminated any Employee Benefit Plan, or (iii) made any other change in employment terms for any of its officers, employees or independent contractors other than in the Ordinary Course of Business;

(k) there has not been any other material occurrence, event, incident, action, or transaction outside the Ordinary Course of Business involving Seller; and

(l) Seller has not entered into any contract or made any commitment, written or oral, to take any of the actions listed in clauses (a) through (k) above.

5.03 Undisclosed Liabilities. Seller does not have any debts, liabilities or obligations of any nature (whether accrued or not, absolute or contingent, liquidated or unliquidated, due or to become due, known or unknown, asserted or unasserted, determined or determinable, or otherwise) except for (i) liabilities reflected and reserved against in the Interim Financial Statements, (ii) liabilities and obligations that have arisen after September 30, 2006 in the Ordinary Course of Business (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law or any environmental liability under any environmental law), (iii) liabilities for future performance under contracts in the Ordinary Course of Business, and (iv) those items set forth on Schedule 5.03 attached hereto.

5.04 Title to Assets. Seller has good and marketable title to all of the Assets and owns all of the Assets free and clear of any and all Liens. The Assets include all assets that have been used in the Business since January 1, 2006, and all assets that are reasonably required to operate the Business in the manner in which the Business has been conducted by the Seller since January 1, 2006, other than assets disposed of in the Ordinary Course of Business and the Excluded Assets. No Person having a direct or indirect ownership in the Seller currently provides nor has it, he or she historically provided to Seller any tangible or intangible assets whatsoever. Seller has conducted the Business only through the Seller and not through any direct or indirect subsidiaries or any other entity. Except as set forth on Schedule 5.04, all of the Assets are in the possession of Seller and are located at the principal locations of the Business.

5.05 Personal Property.

(a) All of the tangible Assets are in good repair and operating condition (normal wear and tear excepted). The inventory of Seller consists of new, undamaged Products and other goods of a quantity and quality salable or useable by Seller in the Ordinary Course of Business, and that are not expired, obsolete or defective. Schedule 5.05(a) sets forth a complete and accurate list and description of all the personal property that Seller owns or leases, has agreed (or has an option) to purchase, sell or lease, or may be obligated to purchase, sell or lease, the net book value of which, as properly reflected in the books and records of Seller, on an individual, item-by-item basis, exceeds $5,000.

(b) Schedule 1.01(i) sets forth a complete and accurate list of all leases (including capital leases) and lease-purchase arrangements pursuant to which Seller leases (or has agreed to lease or purchase) personal property from others and specifies which of such leases, if any, are capital leases. All leases that are required to be capitalized by GAAP have been so accounted for in the Financial Statements. Seller has provided Buyer with a complete copy of each of the items required to be listed on Schedule 1.01(i).

(c) Schedule 5.05(c) sets forth (i) each vehicle, including title holder, VIN and approximate current mileage, owned or leased by Seller that constitutes an Asset and (ii) the terms and amount of any allowances or shared expense arrangements for motor vehicle operation made to employees of Seller.

(d) The plants, structures and equipment owned or leased by the Seller relating to or utilized in the Business are structurally sound with no material defects, are in good and safe operating condition and repair and are adequate for the uses to which they are being put. To the knowledge of the Seller, there are no facts or conditions affecting any material Assets which would reasonably be expected, individually or in the aggregate, to interfere with the current use, occupancy or operation of such Assets.

5.06 Tax Matters.

(a) Seller has timely filed all Tax Returns that it was required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes required by law to be paid by Seller (whether or not shown on any Tax Return) have been paid, except for Taxes that were legitimately and successfully disputed by Seller. Except as set forth on Schedule 5.06,

Seller is currently not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Seller has accrued, withheld or paid all Taxes required to have been accrued, withheld and paid by Seller in connection with amounts paid or owing to any employee, independent contractor, creditor, owner or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) No circumstances within the control of Seller exist that are reasonably likely to cause a Tax Authority to assess any additional Taxes payable by Seller for any period for which Tax Returns have been filed by Seller and (ii) no Tax Authority intends to issue such an assessment. There is no ongoing audit or examination or, to Seller’s Knowledge, other investigation by any Tax Authority of the Tax liability of Seller and there is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Tax Authority in writing or (ii) as to which Seller (or employees of Seller responsible for Tax matters) has Knowledge based upon personal contact with any agent of such Tax Authority. No Tax Return of Seller has been audited or is currently the subject of an audit. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) The unpaid Taxes of Seller (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Financial Statements (other than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller in filing its Tax Returns.

(e) None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code Section 280G. Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Seller is not a party to any Tax allocation or sharing agreement. Seller (i) is not a member of an affiliated group filing a consolidated federal income Tax Return or a member of any group of entities filing a combined or consolidated Tax Return and (ii) does not have liability for the Taxes of any individual or entity under Regulation § 1.1502-6 promulgated under the Code (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f) There is no asset of Seller the actual or deemed disposition of which could give rise to Tax under Section 1374 of the Code or similar or corresponding provision of state or local law.

5.07 Leased Real Property. Seller does not directly or indirectly own any real property. Schedule 5.07 lists all real property used in the conduct of the Business and leased or subleased to Seller (collectively, the “Leased Real Property”) and identifies the lessor, rental rate, lease term, expiration date and existence of a renewal option. Seller has provided to Buyer prior to the Closing true, correct and complete copies of the Real Property Leases, as well as prior estoppel certificates and subordination and non-disturbance and attornment agreements, and other material documents related to such Real Property Leases. With respect to each Real Property Lease, except as set forth on Schedule 5.07:

(a) such Real Property Lease is valid, binding and in full force and effect and will remain in full force and effect on identical terms on and after the Closing Date;

(b) Seller is in possession of the Leased Real Property and all rental and other obligations of Seller are current;

(c) Seller is not in breach or default (and has not received notice of breach or default), and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereof by Seller or permit termination, modification or acceleration under such Real Property Lease;

(d) no party has repudiated any provision of such Real Property Lease;

(e) there are no disputes, oral agreements or forbearance programs in effect as to such Real Property Lease;

(f) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold estate of such Real Property Lease;

(g) all facilities leased or subleased thereunder have received all approvals of Governmental Entities (including Permits) required in connection with the operation thereof by Seller and have been operated and maintained by Seller in compliance with all applicable Laws;

(h) except for Permitted Liens, no Leased Real Property is, to the Knowledge of Seller, subject to (i) any governmental decree or order (or threatened or proposed order known to Seller) to be sold or taken by public authority; or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature that would interfere with the operation of the Business; and

(i) to the Knowledge of Seller, the Leased Real Property is in good and safe operating condition and repair and is adequate for Seller’s conduct of the Business and is structurally sound with no material defects.

5.08 Contracts. Schedule 5.08 lists the following contracts and other agreements to which Seller is a party:

(a) any agreement (or group of related agreements) for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration or performance having a value in excess of $25,000 in the aggregate;

(b) any partnership, joint venture, operating or similar agreement;

(c) any agreement (or group of related agreements) under which Seller has created, incurred, assumed or guaranteed any Indebtedness or any capitalized lease obligation or under which a Lien has been imposed on any of the Assets;

(d) other than this Agreement, any confidentiality or noncompetition agreement or any other agreement that limits the freedom of Seller (i) to compete in any line of business with any Person or in any area or (ii) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any of the Assets;

(e) any outstanding contract, written or oral, with any officer, employee, agent, consultant, advisor, salesman, manufacturer’s representative, distributor, dealer, subcontractor, or broker;

(f) any contract or agreement with any director, officer or any Owner of Seller, or with any person related to any such person or with any company or other organization in which any director, officer, or any Owner of Seller, or anyone related to any such person, has a direct or indirect financial interest, including, without limitation, any agreement under which Seller has advanced or loaned any amount of money to an Owner or any director, officer or employee of Seller;

(g) any other agreement (or group of related agreements), other than any customer agreement, that is not cancelable by Seller for convenience without liability, penalty or premium of any kind, except liability that arises as a matter of law upon termination of employment, or any agreement or arrangement providing for the payment of any bonus or commission based on sales, profits or earnings;

(h) any agreement (or group of related agreements) under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(i) any liability or obligation under any agreement pursuant to which third parties have been provided with products that can be returned to Seller in the event they are not sold and which could involve a liability to Seller of $5,000 or more in the aggregate;

(j) any agreement for which Seller is obligated to obtain the consent of any other party thereto in order to assign such agreement;

(k) any contract, agreement or other arrangement entitling any Person to any profits, revenues or cash flows of Seller or requiring any payments or other distributions based on such profits, revenues or cash flows; and

(l) any other agreement that is material to the Assets, the Business or Seller’s operations or prospects.

Seller has provided to Buyer prior to Closing a true, correct and complete copy of each written agreement listed in Schedule 5.08 (as amended to date) and a brief written summary setting forth the terms and conditions of any oral agreement referred to on Schedule 5.08. With respect to each such agreement, except as set forth on Schedule 5.08: (i) the agreement is legal, valid, binding, enforceable and in full force and effect; (ii) the consummation of the transactions contemplated hereby will not result in Buyer being in breach of such agreement and the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms as of the Closing Date immediately after giving effect to the consummation of the transactions contemplated hereby; (iii) Seller has at all times during the applicable term of such agreement been in compliance with all terms and conditions thereof, including without limitation, any terms and conditions related to data privacy and security, and Seller is not currently in breach or default and, to Seller’s Knowledge, no other party is in breach or default and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration under the agreement; and (iv) to Seller’s Knowledge, no party has repudiated any provision of the agreement. Seller is not a party to or bound by any presently existing contract, agreement or other arrangement that has had or could reasonably be expected to have a Material Adverse Effect.

5.09 Relationship with Customers and Suppliers. Schedule 5.09 sets forth a list of each supplier of goods or services to Seller and each customer of Seller to whom the Seller paid or billed in the aggregate more than $20,000 during the twelve (12) month period ended December 31, 2005, together, in each case, with the amount paid or billed during such period. There is not currently any material dispute with any current or former customer or supplier of the Business, and, since January 1, 2006, no customer or supplier material to the Business has notified Seller that it will stop or materially reduce the volume of business it conducts with Seller. To the actual Knowledge of Kevin Austin, Diane Austin, Charles Bradsher, Tim Fahy, Todd Kaiser and Stan Sabel, except as set forth on Schedule 5.09, the transactions contemplated hereby will not result in any supplier or customer set forth on Schedule 5.09 materially reducing the volume of business it conducts with the Business.

5.10 Accounts Receivable. The Purchased Accounts Receivable (i) are valid and existing, (ii) represent monies due for goods sold or services rendered by Seller, or, in the case of Deferred Revenues, goods to be sold or services to be rendered, in any case pursuant to the Purchased Agreements, (iii) are not subject to any defenses, rights of set-off, assignment, restrictions or Liens and (iv) do not include any amounts owed to Seller by an Owner or any director, officer or employee of Seller or any relative of any such Person.

5.11 Insurance. Seller maintains policies of insurance providing coverage for Seller (including policies providing property, casualty, liability, employee benefit, automobile and workers compensation coverage) that are reasonably adequate for the Assets and the Business and sufficient for compliance with all applicable Laws and contracts to which Seller is a party or by which Seller or the Assets are bound, and a complete and accurate list and description of such policies is identified on Schedule 5.11. Seller is in compliance in all material respects with the terms, obligations and provisions of all such policies of insurance, has paid all premiums due thereon, and has not received any written notice of cancellation with respect thereto. True, correct and complete copies of all such policies of insurance have been delivered to Buyer, and all such policies are occurrence-based rather than claims-made policies. There have been no lapses (whether cured or not) in the coverage provided under the insurance policies referenced herein and as set forth on Schedule 5.11 during the term of such policies, as extended or renewed.

5.12 Employees.

(a) Schedule 5.12(a) contains a true, correct and complete list of the names, positions, titles, locations, salaries or rates of pay, including bonuses and commissions (both amounts and the manner in which such bonuses and commissions were calculated), the date and amount of each person’s last increase in compensation and dates of hire of all persons presently employed (whether full- or part-time) by Seller and all persons performing contract services for Seller (including any employees on any type of medical, family or military leave). Schedule 5.12(a) also lists all currently effective written or oral consulting, independent contractor and/or employment agreements (including such agreements with any ongoing obligations or continuing restrictive covenants) and other agreements entered into with individual employees, independent contractors or consultants to Seller, including, without limitation, all noncompetition agreements, nonsolicitation agreements and other restrictive covenants. Seller has previously provided to Buyer true, correct and complete copies of all such written agreements. All independent contractors of Seller have been properly classified as independent contractors for the purposes of all applicable Laws. All salaries and wages paid with respect to employees of Seller are in compliance with all applicable Laws. Except as set forth on Schedule 5.12(a), to the Knowledge of Seller, no employee of Seller has any plans to terminate employment with Seller and no employee of Seller would not accept an offer of employment from Buyer having terms and conditions substantially similar to such employee’s current employment terms and conditions with Seller. Seller has not previously promised any employee the right to acquire any ownership interest in Seller.

(b) No claim, complaint, charge or investigation currently exists or is pending or, to the Knowledge of Seller, is threatened against Seller or any employee of Seller based on (i) actual or alleged harassment or discrimination based on race, age, sex, religion, national origin, disability or any other category protected by applicable Law, (ii) similar tortious conduct or (iii) actual or alleged breach of contract with respect to any person’s employment with Seller, nor is there any basis for any such claim.

(c) Seller has not incurred any liability under the Worker Adjustment Retraining and Notification Act (the “WARN Act”) (29 USC§§2101, et seq.) or any similar Law relating to employment termination in connection with a mass layoff, plant closing or similar event, and the transactions contemplated by this Agreement will not give rise to any such liability. Schedule 5.12(c), which such Schedule shall be updated immediately prior to Closing pursuant to Section 6.03, sets forth a true, correct and complete list of all employees and independent contractors of Seller that have been terminated by Seller within the past thirty (30) days.

(d) Seller has documentation as required by Law of the current eligibility of each of its employees to be employed by Seller. Additionally, Seller is in full compliance with all applicable laws, regulations, judgments and other requirements relating to the employment of foreign nationals in the United States, including, without limitation, those items relating to the compensation of foreign nationals in the United States. Moreover, there are no unresolved past, pending or, to the Knowledge of Seller, threatened administrative, regulatory or judicial actions, proceedings, investigations, obligations, liabilities, losses, decrees, judgments, penalties, fines, fees, demands, demand letters, orders, directives, claims or notices of noncompliance or violation relating in any way to Seller or its operation in connection with Seller’s employment of foreign nationals. As used herein, the term “foreign national” means a person who is not a citizen or lawful permanent resident of the United States of America.

5.13 Employee Benefits.

(a) Schedule 5.13 contains a true, correct and complete list of all of the Employee Benefit Plans and any agreement concerning any Employee Benefit Plan. Seller, its ERISA Affiliates and any predecessors in interest have complied with their respective obligations regarding the Employee Benefit Plans including filing or distributing all reports or notices required by ERISA or the Code, complying with all requirements of Part 6 of ERISA and Code Section 4980B, and have maintained the Employee Benefit Plans in compliance with their terms and all applicable Laws and regulations (including but not limited to ERISA and the Code). With respect to such Employee Benefit Plans: (i) if eligible, all Employee Benefit Plans have received a favorable determination letter from the Internal Revenue Service, and the Internal Revenue Service has not threatened or taken any action to revoke any favorable determination letter issued with respect to any such Employee Benefit Plan; (ii) no amendment to any Employee Benefit Plan or related trust has been adopted since receipt of the most recent determination letter issued with respect to the Employee Benefit Plan or related trust which would cause disqualification of the Employee Benefit Plan or related trust; (iii) all required contributions that are due to any Employee Benefit Plan have been made and a proper accrual has been made for all contributions due in the current fiscal year, (iv) no Prohibited Transactions have occurred; and (v) other than routine claims for benefits payable to participants or beneficiaries in accordance with the terms of the Employee Benefit Plans, there are no claims, pending or threatened, by any participant or beneficiary against any of the Employee Benefit Plans or any fiduciary of any of the Employee Benefit Plans, and no basis for any such claim or claims exists.

(b) Seller has provided to Buyer true, correct and complete copies of all documents relating to the Employee Benefit Plans, including, but not limited to: (i) all plan texts, amendments, trust instruments and other agreements adopted or entered into in connection with each of the Employee Benefit Plans; (ii) all insurance and annuity contracts related to any Employee Benefit Plan; (iii) the notices and election forms used to notify employees and their dependents of their continuation coverage rights under Seller’s group health plans (under Code Section 4980B(f) and ERISA Section 606), if applicable; and (iv) the most recently available Form 5500 annual reports, certified financial statements, actuarial reports, summary plan descriptions and favorable determination letters, if applicable, for Employee Benefit Plans. Seller has also provided Buyer with a written description of any Employee Benefit Plan for which there is no plan document or summary plan description. Since the date such documents were supplied to Buyer, no plan amendments have been adopted, no changes to the documents have been made, and no such amendments or changes shall be adopted or made prior to the Closing Date, except as otherwise provided in Section 7.04(b). Neither Seller nor any ERISA Affiliate has any agreement, arrangement, commitment or understanding, whether legally binding or not, to create any additional Employee Benefit Plan or to continue, modify, change in any material respect, or terminate any existing Employee Benefit Plan, except as otherwise provided in Section 7.04(b).

(c) Neither Seller, nor its predecessors in interest nor ERISA Affiliate has at any time maintained, sponsored or contributed to any Employee Pension Benefit Plan, which is subject to Title IV of ERISA, or contributed to any such Employee Pension Benefit Plan which is a multiemployer plan as defined in ERISA Section 3(37)(A).

(d) Neither Seller, nor its predecessors in interest nor any ERISA Affiliate has maintained any Employee Benefit Plan providing group health, dental, vision, life insurance or other welfare benefits to employees following retirement or other separation from service, except to the extent required under Part 6 of Title I of ERISA and Code Section 4980B.

(e) Neither Seller, nor any ERISA Affiliate nor any director, officer or employee thereof has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law with respect to the Employee Benefit Plans that would subject Seller, Buyer or any of their respective directors, officers, agents or employees to any liability under ERISA or any applicable Laws.

(f) To the Knowledge of Seller, none of the Employee Benefit Plans is currently under investigation, audit or review by the Department of Labor, the Internal Revenue Service or any other federal or state agency, no such investigation, audit or review is pending and no facts exist that reasonably could be expected to give rise to any such investigation, examination, audit, review or other proceeding. No Employee Benefit Plan is liable for any federal, state, local or foreign Taxes. Seller has not incurred any liability for any Tax or civil penalty or any disqualification of any Employee Benefit Plan imposed by Sections 4980B and 4975 of the Code and Part 6 of Title I and Section 502(i) of ERISA.

(g) The levels of insurance reserves and accrued liabilities with regard to all Employee Benefit Plans (to which such reserves or liabilities do or should apply) are set forth on Schedule 5.13(g), and to the Knowledge of Seller, such levels are reasonable and sufficient to provide for all incurred but unreported claims and any retroactive or prospective premium adjustments.

5.14 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, with any union or labor organization covering any employees of Seller. To the Knowledge of Seller, none of said employees are represented by any union or labor organization and there is no effort by or on behalf of any labor union to organize any such employee for purposes of collective bargaining. Seller is not and has not been engaged in any unfair labor practice, and, to the Knowledge of Seller, no unfair labor practice complaint against Seller is pending before the National Labor Relations Board. There are no labor strikes or other labor troubles actually pending, affecting, or, to the Knowledge of Seller, being threatened against Seller.

5.15 Environmental Compliance.

(a) Seller and the Leased Real Property are currently, and at all times during Seller’s occupancy and/or operation of the Leased Real Property have been, in full compliance with all applicable Environmental Laws. At all times during Seller’s occupancy and/or operation of the Leased Real Property, there has not been, or is not now occurring, any Release of any

Hazardous Material or any Contamination on, under or from the Leased Real Property. To the Knowledge of Seller, at all times prior to Seller’s occupancy and/or operation of the Leased Real Property, there did not occur any Release of any Hazardous Material or any Contamination on, under or from the Leased Real Property.

(b) Seller has obtained and maintained in full force and effect all Permits required by any applicable Environmental Laws necessary to conduct the activities and business of Seller as currently conducted and to occupy or operate the Leased Real Property occupied or operated by Seller (collectively the “Environmental Permits”). Seller has conducted its activities and Business in compliance in all material respects with all terms and conditions of any Environmental Permits. Seller has filed all reports and notifications required to be filed under applicable Environmental Laws and Environmental Permits.

(c) No Environmental Action is pending, has been asserted in writing against or, to the Knowledge of Seller, is threatened against Seller.

(d) Seller has not stored, transported, handled, treated, processed, used or disposed of any Hazardous Materials on, in or under the Leased Real Property, except as permitted by, and made in accordance with, applicable Environmental Laws.

(e) With respect to the Leased Real Property, Seller has not received any notification pursuant to any Environmental Laws, nor does Seller have any Knowledge, that (i) any work, repairs, corrective or remedial action, construction or capital expenditures are required to be made as a condition of continued compliance with any Environmental Laws or any Environmental Permit, (ii) any Environmental Permit is about to be reviewed, made subject to limitations or conditions, revoked, withdrawn or terminated or (iii) any events, conditions, circumstances, activities, practices, incidents, actions or omissions may interfere with or prevent compliance or continued compliance with any Environmental Law.

(f) Seller has previously delivered to Buyer a copy of all reports, assessments, investigations, permits, correspondence and other documents and information whatsoever in the possession of Seller that relate to the compliance status of Seller or the Leased Real Property under any Environmental Laws.

(g) To the Knowledge of Seller, there are no past or present facts, actions, activities, circumstances, conditions, occurrences, events or incidents, including the Release or presence of Hazardous Materials, that could (i) form the basis of an Environmental Action against or involving Seller or the Leased Real Property, (ii) cause the Leased Real Property to be subject to any restrictions on or affect its ownership, occupancy, use or transferability under any applicable Environmental Law, (iii) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or municipality in which the Leased Real Property is located, other than any customary disclosure requirements in connection with the transfer of the Leased Real Property, or (iv) prevent or interfere with the construction, operation or maintenance of the Leased Real Property.

5.16 Litigation. There is no litigation, action, suit, arbitration, mediation or hearing pending or, to the Knowledge of Seller, threatened against Seller or any Owner. No judgment,

award, order or decree has been rendered against Seller that is still outstanding. There is no action or suit by Seller pending or threatened against any other party, including, without limitation, any action brought by Seller to enforce any noncompetition agreement.

5.17 Legal Compliance. Seller has complied with all Laws applicable to Seller, the Business and the Assets, and Seller has not received any notice of any violation of any such Laws. Seller has all Permits necessary to conduct the Business and own and operate the Assets, and all such Permits are in full force and effect. A true, correct and complete list of all such Permits is set forth on Schedule 5.17, with an indication as to whether each Permit is assignable to Buyer. Seller has conducted the Business in compliance with all terms and conditions of the Permits.

5.18 Certain Business Relationships With Owners.

(a) Schedule 5.18(a) lists all agreements, arrangements and other commitments or transactions to or by which the Seller, on the one hand, and any of its Affiliates, on the other hand, are or have been a party or otherwise bound or affected and that (i) were entered into since January 1 , 2006, (ii) are currently pending or in effect or (iii) involve continuing liabilities or obligations that, individually or in the aggregate, have been or will be material to the Seller and the Business (each, an “Affiliate Transaction”). Each such Affiliate Transaction was on terms and conditions as favorable to the Seller as would have been obtainable by it at the time in a comparable arm’s-length transaction with a person other than the Seller or any of its Affiliates. To the Knowledge of Seller, no member, officer, manager, director or employee of the Seller, any Owner or any Owner Entity Shareholder, or any family member, relative or Affiliate of any such member, officer, manager, director or employee, (i) owns, directly or indirectly, any interest in (x) any asset or other property used in or held for use in the Business or (y) any person that is a supplier, customer or competitor of the Business, (ii) serves as an officer, manager, director or employee of any person that is a supplier, customer or competitor of the Business or (iii) is a debtor or creditor of the Business.

(b) None of the obligations or liabilities of the Business or of the Seller incurred in connection with the Business is guaranteed by or subject to a similar contingent obligation of any other person. The Seller has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other person. There are no outstanding letters of credit, surety bonds or similar instruments of the Seller or any of its Affiliates in connection with the Business or the Assets.

5.19 Intellectual Property.

(a) Schedule 5.19 contains a true and complete description of all intellectual property owned, held or used by Seller in the operation of the Business, including, without limitation, trademarks, service marks, trade dress, logos, trade names, domain names, copyrights, patents owned or licensed by Seller, computer software, Confidential Information, rights and benefits under any license arrangements or agreements with any third parties and any applications or registrations relating to any of the foregoing and all goodwill related to all of the foregoing (collectively, the “Intellectual Property”). Schedule 5.19 also identifies all Intellectual Property that is licensed to Seller or that is owned by Seller but not owned solely by Seller free and clear of any and all Liens.

(b) Seller owns good, valid, legal and beneficial title to, or, with respect to Intellectual Property licensed to Seller, a valid right to use, all of the Intellectual Property. Except as disclosed in Schedule 5.19, Seller has the exclusive right to use all of the Intellectual Property owned by Seller and has not granted any license or other rights to any Person in respect of such Intellectual Property. Except as disclosed in Schedule 5.19, there are no restrictions on the ability of Seller (or any successor to or assignee from Seller) to use and exploit any or all of the rights of Seller in the Intellectual Property owned by Seller. The current and past conduct of the Business and the use by Seller of the Intellectual Property do not infringe, and Seller has not received any notice or claim alleging infringement by Seller of, any intellectual property right of any third party. To the Knowledge of Seller, none of the owned Intellectual Property owned by Seller is being infringed upon by another Person.

(c) Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties. Neither Seller nor any of its directors, officers or employees with responsibility for Intellectual Property matters have ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation by Seller (including any claim that Seller must license or refrain from using any intellectual property rights of any third party).

(d) To the Knowledge of Seller, Buyer will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any intellectual property rights of third parties as a result of the continued operation of the Business as presently conducted.

(e) Except as set forth on Schedule 5.19, Seller has not granted any license or other right to use, in any manner, any item of Intellectual Property, whether or not requiring the payment of royalties, and no third party has any right to use any of the Intellectual Property owned by Seller. Seller has not licensed, leased, sold or otherwise transferred or disclosed the source code for any of the Intellectual Property owned by Seller to any Person other than to Seller’s employees and independent contractors pursuant to an agreement with such employees and independent contractors protecting the Intellectual Property rights therein and the nondisclosure thereof.

(f) All Intellectual Property that consists of computer software programs (including the related object and source codes) owned by or under development by Seller functions substantially in accordance with the published documentation and specifications therefor. Except as set forth on Schedule 5.19(f), there exists user and technical documentation that describes the functionality provided by such computer software and provides sufficient information to enable end-users to fully-utilize the such computer software.

5.20 Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

5.21 Ethical Practices. Neither Seller nor any representative thereof has, directly or indirectly, used funds or other assets of Seller, or made any promise or undertaking in such regard, for any illegal payments to or for the benefit of any Person or the establishment or maintenance of a secret or unrecorded fund, and there have been no false or fictitious entries made in the books or records of Seller relating to any such illegal payment or secret or unrecorded fund.

5.22 Relations with Governmental Entities. Seller does not currently hold, nor has it been awarded, any federal GSA schedule contract or any state, county or municipal government schedule contract equivalent. To the extent applicable to Seller, Seller sells products to Governmental Entities exclusively (i) on a retail basis and (ii) on a fixed-price basis at list price or based upon standard discounts. None of the Company Contracts (including task orders) with Governmental Entities, if any, contain any special or unique pricing arrangements, including, but not limited to, any most favored nations clauses.

5.23 Accounting Controls. Except as set forth on Schedule 5.23, Seller maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.24 Full Disclosure. The respective representations and warranties of Seller, the Owners and the Owner Entity Shareholders contained in this Agreement (including the Exhibits and Schedules attached hereto) do not contain any untrue statement of a material fact and, to the Knowledge of the party making such representations and warranties, do not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which such statements were made, not false or misleading. Seller, the Owners and the Owner Entity Shareholders have no Knowledge of any facts or of the occurrence of any event or transaction that has not been disclosed to Buyer in writing and that could reasonably be expected to have a Material Adverse Effect.

5.25 Securities Law Representations. Seller and Buyer agree and acknowledge that the following representations and warranties shall be deemed to have been made as of the date hereof and as of the date of the distribution of the TRX Shares to the Seller.

(a) The TRX Shares are being acquired for Seller’s and the Owners’ own accounts; not as a nominee or agent, and not with a view to the direct or indirect sale or distribution of any part thereof, and neither Seller nor the Owners have any present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with the Securities Act.

(b) Seller and the Owners understand and acknowledge that (i) the TRX Shares have not been registered under the Securities Act or any state securities laws, are being sold in reliance upon an exemption or exemptions from the registration and prospectus delivery requirements of the Securities Act and applicable state securities laws, and must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt therefrom, and (ii) there is not currently a trading market for the TRX Shares and there can be no assurances that the TRX Shares will be listed on any exchange or quoted on any quotation system.

(c) Seller and the Owners have knowledge, skill and experience in financial, business and investment matters relating to an investment of this type and are capable of evaluating the merits and risks of such investment and protecting their interests in connection therewith. To the extent deemed necessary by Seller or any Owner, Seller or such Owner has retained, at Seller’s or such Owner’s own expense, appropriate professional advice regarding the investment, tax and legal merits and consequences of acquiring and owning the TRX Shares.

(d) Seller and the Owners acknowledge and agree that prior to the date hereof, each such party has carefully reviewed Buyer’s (a) Annual Report on Form 10-K for the year ended December 31, 2005 and (b) Quarterly Report on Form 10-Q for the quarter ending June 30, 2006 and Current Reports on Form 8-K filed since the date thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that as of the date of this Agreement and as of the Closing Date:

6.01 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority and all authorizations and Permits necessary to carry on its business as now being conducted and to own, lease and operate its assets. Buyer is qualified to do business and in good standing in every jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified and in which the failure to be so qualified would have a material adverse effect on the financial condition of Buyer.

6.02 Authority; Enforceability. Buyer has the right, legal capacity and corporate authority to enter into, execute and deliver this Agreement and the Ancillary Documents to which Buyer is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes, and upon execution of the Ancillary Documents to which Buyer is a party, such Ancillary Documents will constitute, the valid and legally binding obligations of Buyer, enforceable in accordance with their terms and conditions.

6.03 Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

6.04 Available Funds. On the Closing Date, Buyer will have sufficient funds on hand to enable it to consummate the transactions contemplated hereby and to otherwise satisfy its obligations under this Agreement and the Ancillary Documents.

6.05 Noncontravention. The execution, delivery and performance by Buyer of this Agreement does not, and the execution, delivery and performance by Buyer of the Ancillary Documents to which it is a party will not, and the consummation of the transactions contemplated hereby and thereby will not (i) violate any material Law, order or decree to which Buyer is subject, (ii) violate any material provision of the articles of incorporation, bylaws or other governing documents of Buyer or (iii) breach or otherwise constitute or give rise to a default under, or permit the acceleration of any obligation under, any material agreement, contract, lease, license, instrument or other arrangement to which Buyer is a party or by which it is bound.

6.06 TRX Shares. The TRX Shares issuable to Seller hereunder will, upon issuance, (a) be fully paid and nonassessable and (b) be free and clear of any and all liens, claims, charges, encumbrances, options, rights of refusal, voting proxies or other voting agreements whatsoever.

6.07 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 6.07, since the date of the last financial statements of Buyer contained in a Form 10-Q filed with the SEC, Buyer has not incurred any Indebtedness or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except:

(a) Indebtedness, obligations or contingencies which were incurred after September 30, 2006 and were incurred in the ordinary course of business and consistent with past practices;

(b) Indebtedness, obligations or contingencies which (i) would not, in the aggregate, have a Material Adverse Effect on Buyer, or (ii) have been discharged or paid in full prior to the date hereof; and

(c) Indebtedness and obligations which are of a nature not required to be reflected in the financial statements of Buyer prepared in accordance with GAAP consistently applied.

6.08 Filings with the SEC. Buyer has made all filings with the Securities and Exchange Commission that it has been required to make under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, each of which complied as to form, at the time such form, document or report was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations promulgated thereunder (collectively, the “SEC Documents”). To Buyer’s Knowledge, all documents required to be filed as exhibits to the Buyer SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Buyer nor any of its subsidiaries is in material default with respect to such contracts. Each of the Buyer SEC Documents has complied as to form in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates. None of the Buyer SEC Documents, as of their respective dates, or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII

COVENANTS AND AGREEMENTS OF SELLER AND OWNERS AND OWNER

ENTITY SHAREHOLDERS

Each of the Seller, Owners and Owner Entity Shareholders covenants and agrees that:

7.01 Access. From the date of this Agreement through the Closing Date: Seller, (i) shall provide Buyer and its designees (e.g., officers, employees, counsel, accountants, actuaries, lenders and other representatives) with such information as Buyer or its designees may from time to time reasonably request with respect to Seller, the Assets, the Business and the transactions contemplated by this Agreement; (ii) shall provide Buyer and its designees access during regular business hours and upon reasonable notice to Seller to all properties, books, accounts, records, offices, personnel, counsel, accountants, actuaries, customers, suppliers, contracts and documents of or relating to Seller; and (iii) shall permit Buyer and its designees to make such inspections thereof as Buyer may reasonably request. Without limiting the foregoing, Seller shall furnish or cause to be furnished to Buyer and its designees all data and information concerning the Assets, the Business and the finances and properties of Seller that Buyer may reasonably request, and Buyer shall be permitted to meet and interview any and all of Seller’s employees to determine which of such employees will be offered employment by Buyer. Notwithstanding anything to the contrary herein, Seller’s and Owners’ provision of information and access shall be subject to the terms and conditions of that Confidentiality Agreement dated May 31, 2006 by and between Buyer and Seller.

7.02 Pre-Closing Operations of Seller. Seller covenants and agrees that, except as consented to in writing by Buyer, from the date hereof until the Closing Date or the termination of this Agreement in accordance with the terms hereof, Seller will operate and conduct the Business, and Owners shall cause Seller to operate and conduct the Business, only in the Ordinary Course of Business. Without limiting the generality of the foregoing:

(a) Subject to the requirement set forth in Section 3.02 of this Agreement that the working capital of the Business consist of at least $100,000 in cash at the Closing Date and other than increased efforts by Seller to collect outstanding accounts receivable, Seller shall manage its working capital, including cash, receivables, other current assets, trade payables and other current liabilities, in a fashion consistent with Seller’s past practice, including, without limitation, by purchasing and selling inventory and other property in an orderly and prudent manner and paying outstanding obligations, trade accounts and other Indebtedness as they come due;

(b) No material contract or commitment of any kind relating to Seller shall be entered into without the prior written consent of Buyer (for purposes of this Section 7.02(b), the word “material” shall refer to any contract or commitment that, if it had been entered into prior to execution of this Agreement, would have been required to be disclosed in Article V and, with respect to contracts with customers, would reasonably be expected to result in payments to or by Seller of $25,000 or more), which consent Buyer shall not unreasonably withhold, condition or delay, except that Seller may enter into a direct lease with the landlord for 5905 Windward Parkway in lieu of the existing sublease with Source Alpharetta so long as such lease is an Excluded Liability hereunder;

(c) Seller shall maintain its tangible assets in their present state of repair (ordinary wear and tear excepted) and use commercially reasonable efforts consistent with Seller’s past practices to (i) keep available the services of its employees, and (ii) preserve the goodwill of the Business and relationships with the customers, licensors, suppliers, distributors, brokers and others with whom it has business relations; and

(d) Seller shall not take any of the following actions after the date of this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed:

(i) amend its certificate of formation, operating agreement or any other organizational document of Seller;

(ii) do any act, omit to do any material act or permit any material act within the control of Seller thereof that will cause any representation or warranty made herein to be untrue as of the Closing or prevent Seller or any Owner from complying with any obligation contained in this Agreement or any obligations contained in any contract;

(iii) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any changes or events listed in Section 5.02 is likely to occur;

(iv) dismiss or terminate the employment of any employee of Seller other than for cause in the Ordinary Course of Business;

(v) recognize or enter into negotiations with any labor union or enter into any collective bargaining agreement that includes any employee;

(vi) grant any increase in the compensation or benefits of any employee (excluding any increase specifically provided for in the terms of, or legally required by, any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation or benefits payable, or to become payable, to any employee, except for (A) changes that are required by applicable Law, (B) grants of awards to newly hired officers and employees, in each case in the Ordinary Course of Business and (C) grants of transaction bonus compensation (which bonuses are unrelated to future employment obligations of such employees and do not affect Seller’s 2006 EBITDA) and Economic Interests in Seller to Seller’s employees, in each case as described on Schedule 7.02(d)(vi);

(vii) adopt, enter into or amend, or become obligated under, any Employee Benefit Plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree who was formerly an employee of Seller, except as required to comply with changes in applicable Law;

(viii) defer or delay the payment of, or fail to pay when otherwise due, any compensation (including, but not limited to, any vacation pay, sick pay, personal time off and similar employee benefits and any wages, salaries, bonuses, commissions and other compensation or reimbursements) owing to employees or independent contractors of Seller; or

(ix) make or rescind any material Tax election or take any material Tax position (unless required by law) or file any Tax Return or change its fiscal year or financial or Tax accounting methods, policies or practice, or settle any Tax liability, except in each case as would not reasonably be expected to materially affect Buyer.

(x) change any banking arrangements or accounts referred to in Section 1.01(n), except that Seller may establish one bank account (the “Retained Bank Account”), to be retained by Seller, for the sole purpose of drawing down cash in excess of the $100,000 required to be transferred at Closing.

(e) Notwithstanding the foregoing, Seller may (i) make distributions of cash in accordance with the distribution provisions of the Seller Operating Agreement at any time prior to the Closing; provided, however, that on the Closing Date, the net working capital of the Business is equal to $300,000, one hundred thousand dollars ($100,000) of which is in the form of cash and (ii) except to the extent it would have or could reasonably be expected to have a Material Adverse Effect, distribute or otherwise dispose of Excluded Assets and negotiate, compromise and settle Excluded Liabilities.

7.03 Supplements to Disclosure Schedules. From time to time up to the Closing Date, Seller shall promptly supplement the Disclosure Schedules to this Agreement with respect to any matter (i) first existing or occurring on or after the date hereof that, if existing or occurring at or prior to such date, would have been required to be set forth in any of the Disclosure Schedules to this Agreement (“Closing Date Disclosures”), and (ii) hereafter discovered which, if known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules (“Agreement Date Disclosures”). The parties acknowledge and agree that the addition of the Agreement Date Disclosures shall not be effective to cure or correct any breach of a representation or warranty which would have existed by reason of the Seller’s not making such Agreement Date Disclosure and will not limit or otherwise affect the remedies available to Buyer with respect thereto pursuant to Article X. The parties further acknowledge and agree, however, that there shall not be deemed to be a breach of any representation or warranty of Seller as of the date of the Agreement as a result of or with respect to the addition of the Closing Date Disclosures. For purposes of determining satisfaction of the conditions set forth in Section 9.01(a) of this Agreement, the Disclosure Schedules delivered by Seller shall be deemed to include both any Agreement Date Disclosures and any Closing Date Disclosures; provided that if the matter(s) giving rise to the Agreement Date Disclosures and/or Closing Date Disclosures constitute a Material Adverse Effect, Buyer shall have the right to terminate this Agreement in accordance with Article XI of this Agreement.

7.04 Preparation of Supporting Documents. In addition to such actions as Seller, the Owners and the Owner Entity Shareholders may otherwise be required to take under this Agreement or applicable Law to consummate this Agreement and the transactions contemplated hereby, Seller, the Owners and the Owner Entity Shareholders shall take such action, furnish such information, prepare (or cooperate in preparing) and execute and deliver such certificates, agreements and other instruments as Buyer may reasonably request from time to time, before, at or after the Closing, with respect to compliance with obligations of Buyer, Seller, the Owners and the Owner Entity Shareholders in connection with the transactions contemplated herein. Any information contained in such certificates, agreements and other instruments so furnished by Seller, any Owner or any Owner Entity Shareholders shall be true, correct and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

7.05 Notices of Certain Events. The Seller shall notify Buyer in writing, and Buyer shall notify Seller in writing, promptly after such party gains Knowledge of any of the following:

(a) any fact or condition that causes or constitutes a misrepresentation or a breach of any of the respective party’s representations and warranties made as of the date of this Agreement;

(b) any changes or events that, individually or in the aggregate, have had a Material Adverse Effect or otherwise result in any representation or warranty of the respective party under this Agreement being inaccurate as of the date of such changes or events;

(c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(d) any notice or other communication from any court, arbitrator or other Governmental Entity in connection with the transactions contemplated by this Agreement;

(e) any actions, suits, claims, investigations or proceedings commenced or, to the best of Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller, the Assets or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.16, or that relate to the consummation of the transactions contemplated by this Agreement;

(f) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting Seller in any material respect;

(g) any breach of or failure to perform any covenant of the respective party under this Agreement; and

(h) any fact or condition that may make the satisfaction of the conditions in Article IX impossible or unlikely.

Any notification given pursuant to this Section shall not in any way limit Buyer’s or Seller’s exercise of its rights under this Agreement.

7.06 Non-Solicitation. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Section 11.01 hereof, neither Seller, any Owner, any Owner Entity Shareholder nor any of their respective Affiliates will (or authorize or permit any officer, director, employee, contractor, representative or agent of any of them to) directly or indirectly, (i) solicit, initiate or encourage the submission or proposal of any offers, or accept any offers, or enter into a confidentiality agreement, letter of intent or purchase agreement or other similar agreement with any Person other than Buyer, with respect to the acquisition of some or all of the equity interests of Seller or any Owner, as applicable, or a merger, consolidation, business combination, sale of all or any portion of the assets of Seller or any Owner, or any similar extraordinary transaction with respect to Seller or any Owner (an “Acquisition Proposal”) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person other than Buyer any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any Person other than Buyer. Seller and Owners agree to notify Buyer (within two (2) business days) of the terms of any Acquisition Proposal by any other Person to do any of the foregoing that Seller or any Owner or any of their respective Affiliates, officers, directors, employees, contractors, representatives or agents may receive relating to any of such matters and, if such Acquisition Proposal is in writing, Seller or any Owner will deliver to Buyer a copy of such Acquisition Proposal.

7.07 Interim Financials. As promptly as practicable after each regular accounting period subsequent to September 30, 2006 and prior to the Closing Date, Seller shall deliver to Buyer periodic financial reports in the form that it customarily prepares for its internal purposes concerning Seller and, if available, unaudited statements of the financial position of Seller as of the last day of each accounting period and statements of income and changes in financial position of Seller for the period then ended.

7.08 Name Change. As promptly as practicable after the Closing Date and, in any event, not later than thirty (30) days after the Closing Date, Seller shall change its name to a name that does not include any name set forth on Schedule 1.01(f) or any variation thereof or any other confusingly similar name, and Seller shall provide written evidence of such name change to Buyer upon Seller’s receipt of such written evidence.

7.09 Post-Closing Taxes, Assessments and Similar Adjustments.

(a) Seller (or the Owners, in the case of net income that passes through and is taxable to the Owners for federal, state or local income Tax purposes) shall be responsible for the payment of the following on and after the Closing Date:

(i) all federal, state and other Taxes imposed upon the net income of Seller from the transactions contemplated hereunder (including, but not limited to, federal Taxes based upon depreciation recapture and the recapture of investment Tax credit);

(ii) Taxes payable by Seller on gross income from the sale of the Assets to Buyer hereunder;

(iii) all sales and use Taxes imposed on Seller or required to be collected and paid by Seller with respect to the purchase, sale, use or transfer of property by Seller prior to and as a result of the Closing; and

(iv) any penalties, interest or similar charges with respect to the foregoing Taxes enumerated in this Section.

(b) General Taxes shall be prorated between Seller and Buyer, so that regardless of when or by whom such Taxes are actually paid or payable, Seller shall bear any of such Taxes levied or assessed against or with respect to the Assets for or with respect to any period before the Closing Date and Buyer shall bear any of such Taxes for or with respect to any period on or after the Closing Date. “General Taxes” shall mean (i) all annual or periodic ad valorem fees and other Taxes and assessments, both general and special, and payments made in lieu thereof, on real or personal property and (ii) all other annual or periodic fees, Taxes and similar charges imposed by any Governmental Entity, upon or in respect to the Assets, including, but not limited to, Taxes, fees or similar charges (e.g., licenses) for the privilege of doing business. “General Taxes” shall not include motor fuel Taxes, sales and use Taxes, corporate franchise Taxes, transfer Taxes, income Taxes, Taxes based on gross income and other Taxes described in Section 7.09(a). Reimbursements by one party to the other pursuant to this Section 7.09 shall be made within thirty (30) days of demand. Buyer shall prepare and file any returns for General Taxes due from and after the Closing Date, and Seller shall prepare and file all other returns for General Taxes. Buyer and Seller shall jointly prepare returns that determine Taxes that are being prorated.

(c) In the event any deficiencies are assessed or refunds made with respect to any of the Taxes provided for in this Section 7.09, deficiencies shall be the responsibility of, or refunds shall be paid to, the party having the responsibility for the payment of the Tax pursuant to this Section 7.09.

7.10 Bulk Sales Transfer. Buyer and Seller hereby waive compliance with any applicable provisions of applicable Law concerning bulk sale transfers. Seller, Owner and the Owner Entity Shareholder shall indemnify Buyer as provided in Section 10.02 with respect to any liabilities resulting from or related to such non-compliance, which shall be deemed Excluded Liabilities for all purposes hereunder.

ARTICLE VIII

COVENANTS OF THE PARTIES

Buyer, Seller and Owners, respectively, hereby covenant to and agree with one another as follows:

8.01 Further Conveyances and Assumptions; Approvals of Third Parties.

(a) Following the Closing, Seller, Owners, the Owner Entity Shareholders and Buyer shall execute, acknowledge and deliver all such further conveyances, notices,

assumptions and releases and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Buyer or Seller (as the case may be) all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed or transferred to Buyer or retained by Seller (as the case may be) under this Agreement, and to otherwise make effective the transactions contemplated hereby and thereby, including but not limited to (i) transferring back to Seller any asset or liability not contemplated by this Agreement or intended by the parties to be an Asset or Assumed Liability, as applicable, and (ii) transferring to Buyer any asset or liability contemplated by this Agreement and intended by the parties to be an Asset or Assumed Liability, as applicable, and any claim, remedy or other right related to any of the foregoing.

(b) Seller, Owners and Buyer will use their reasonable, good faith efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from Governmental Entities and other third parties, including, without limitation, all consents required by Section 9.01(g) hereof. If any consent or approval is not obtained prior to or on the Closing Date, and such consent or approval relates to the transfer or assignment to Buyer of a lease, contract or other agreement that constitutes an Asset (a “Company Contract”), Seller shall hold such Company Contract in trust for the use and benefit of Buyer, and shall take such other action as may be reasonably requested by Buyer in order to place Buyer in the same position as if such consents or approvals had been obtained. Seller and Owners will use their reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article IX. Buyer will use its reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article IX.

8.02 Casualty. Seller shall bear the risk of any loss or damage or destruction to any of the Assets from fire or other casualty or cause at all times prior to the Closing. Upon the occurrence of any loss or damage to any material portion of the Assets or the Leased Real Property as a result of fire, casualty or other causes prior to the Closing, Seller shall immediately notify Buyer of the same in writing, stating with particularity the extent of loss or damage incurred, the cause thereof, if known, and the extent to which restoration, replacement and repair of the Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Buyer shall have the option, but not the obligation, exercisable within ten (10) days after receipt of such notice from Seller, to:

(a) Elect to consummate the Closing and accept the Assets in their “then” condition, in which event Seller shall assign to Buyer all rights under any insurance claim covering the loss and pay over to Buyer any proceeds under any such insurance policy theretofore or thereafter received by Seller with respect thereto plus any additional sums necessary to replace such Assets; or

(b) Terminate this Agreement, whereupon this Agreement shall be of no further force or effect and neither Seller nor Owners nor Buyer shall have any further rights, duties, or obligations hereunder, except as set forth in Section 11.02 hereof.

8.03 Transferred Employees.

(a) Between the date hereof and the Closing Date, Seller shall permit Buyer to discuss and meet, and Seller shall cooperate in such discussions and meetings, with any employee of Seller. At or prior to the Closing, Buyer will provide Seller with a list of employees to whom Buyer will offer employment at will and at salary and wage levels generally comparable to those offered to such employees by Seller and benefits generally comparable to those offered to current similarly-situated employees of Buyer. Employees who accept such employment with Buyer shall be referred to as “Transferred Employees.” Seller shall terminate the Transferred Employees and the Transferred Employees shall become employees of Buyer, in each case effective as of the Effective Time. Seller hereby consents to the hiring of such employees by Buyer and waives, with respect to the employment by Buyer of such employees, any claims or rights Seller may have against Buyer or any such employee with respect to activities and events occurring after the Effective Time under any non-competition, confidentiality, or nonsolicitation covenants, or any employment agreement with such employee.

(b) Except for the Employee Accruals, and subject to Section 8.04, Seller shall retain liability for, and shall be solely responsible for: (i) payment of all medical and dental claims incurred by Transferred Employees, or any other employees of Seller, prior to the Closing Date; (ii) all benefits to be paid to Transferred Employees, or any other employees of Seller, pursuant to the terms of any of the Employee Benefit Plans; (iii) any severance claim made by any employee of Seller; (iv) any workers’ compensation claims made with respect to injuries occurring prior to the Closing Date, regardless of when any such claim is filed; (v) any claim made by any former or current employee of Seller for salary, commissions, overtime pay, bonuses or accrued but unused vacation pay, sick pay or personal time off earned or accrued during their employment tenure with Seller; and (vi) any and all liabilities arising under, resulting from or relating to any Employee Benefit Plans or to Seller’s employment or termination of its employees, whether incurred before, on or after the Closing Date. Seller shall pay all of the foregoing items when and to the extent due, subject to any right of Seller to dispute same with the applicable third party (which right shall not limit the Seller Indemnified Parties’ obligations under Article X.)

(c) Subject to Section 8.04, Seller agrees that any and all costs (including, without limitation, any severance payments) relating to individuals not offered employment by Buyer or who do not accept Buyer’s offer of employment will be paid by Seller, and Seller and Owners shall, jointly and severally, indemnify and hold harmless Buyer from and against any and all liabilities arising from or related to the employment of Seller’s employees through the Closing Date or the termination of their employment by Seller as of or after the Closing Date.

(d) Seller shall assist Buyer in the transition of any Transferred Employees by providing true and correct copies of any information or records requested by Buyer (or its representatives) related to the Transferred Employees, including initial employment dates, termination dates, reemployment dates, hours of service, compensation or tax withholding history or any other information, that Buyer (or its representatives) reasonably deems necessary in connection with the employment of any Transferred Employee. Seller agrees to provide any information or records reasonably requested by Buyer (or its representatives) related to the Transferred Employees in such format(s) as are reasonably requested by Buyer (or its representatives).

8.04 Employee Benefit Plans. Buyer shall not adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets or liabilities of any Employee Benefit Plans, or any employee-related plan, program, policy, arrangement, commitment or policy provided by Seller’s Affiliates. If and to the extent that Buyer is deemed by law or otherwise to be liable as a successor employer for such purposes, Seller and Owners shall, jointly and severally, indemnify Buyer for the full and complete costs, fees and other liabilities that result. In particular, Buyer shall not assume liability for any group health continuation coverage or coverage rights under Code Section 4980B and ERISA Section 606 (or any similar state Law) that exist as of the Closing Date or that may arise as a result of Seller’s dissolution and/or termination of its group health plan or plans and/or termination of employment of any employee in connection with the sale of Assets to Buyer pursuant to this Agreement or otherwise. Following the Closing Date, Seller shall be solely responsible for continuation coverage pursuant to Code Section 4980B and ERISA Section 606 (or similar state Law) for any covered employee and associated qualified beneficiaries who become “M&A qualified beneficiaries” (as defined by Treasury Regulation Section 54.4980B-9, Q&A 4). If and to the extent that Buyer is deemed by law or otherwise to be liable as a successor employer for such group health continuation coverage purposes, Seller and Owners shall, jointly and severally, indemnify Buyer for the full and complete costs, fees and other liabilities that result.

8.05 Access to Books and Records. Following the Closing, Buyer shall provide Seller and its designees (e.g. officers, employees, counsel, accountants, actuaries, lenders and other representatives) access during regular business hours and upon reasonable notice to Buyer to Seller’s books, records and files (tangible and electronic) included among the Assets to the extent necessary for Seller’s (i) preparation of its tax returns, (ii) resolution of post-Closing disputes, (iii) compliance with its obligations and exercise of its rights under this Agreement, including Article X hereof, (iv) administration and resolution of any Excluded Liabilities and (v) to wind-down the affairs of the Seller.

8.06 Piggyback Registration Rights. If Buyer proposes to register any of its securities in connection with the public offering of such securities solely for cash on a form that would permit the registration of the TRX Shares, the holders of the TRX Shares shall be entitled to include their TRX Shares in such offering on a pro rata basis, subject to any limitations imposed by the managing underwriter of such offering. In order to participate in such offering, each holder of TRX Shares shall provide such information and execute such agreements and other documents as may be required of selling shareholders in the offering by Buyer and the managing underwriter.

ARTICLE IX

CONDITIONS TO CLOSING

9.01 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date, or Buyer’s waiver thereof, which Buyer may give or withhold in its sole discretion:

(a) The representations and warranties of Seller, the Owners and the Owner Entity Shareholders contained in this Agreement and in any certificate delivered by Seller, the

Owners or any of the Owner Entity Shareholders pursuant hereto shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) at and as of the Closing Date as if made at and as of the Closing Date, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b) Seller and each of the Owners shall have performed in all material respects all of its respective covenants, agreements, conditions and obligations required to be performed and complied with by it under this Agreement prior to the Closing;

(c) Seller shall have delivered to Buyer satisfactory evidence that all Indebtedness has been paid or satisfied or will be satisfied at Closing by payment of the applicable portion of the Closing Payment by Buyer to creditors of Seller (other than creditors owed amounts less than $5,000 individually or $50,000 in the aggregate) and that all Liens, other than Permitted Liens, affecting the Assets have been released;

(d) Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect or any development that would result in a Material Adverse Effect;

(e) Owners and Seller’s President shall have approved this Agreement and the transactions contemplated hereby to the extent required by Law and Seller’s certificate of formation, the Seller Operating Agreement and other applicable documents;

(f) All third party consents that are required for the Seller’s consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect;

(g) There shall not be threatened, instituted or pending any action or proceeding, before any court or Governmental Entity, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to prohibit direct or indirect ownership or operation by Buyer of all or a material portion of the Assets, or to compel Buyer or any of its subsidiaries to dispose of or to hold separately all or a material portion of the business or assets of Buyer and its subsidiaries, as a result of the transactions contemplated hereby, (iii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iv) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

(h) Buyer shall have received a fairness opinion from Duff and Phelps LLC, that the transaction contemplated herein is fair to the Buyer and its shareholders from a financial point of view;

(i) Seller shall have delivered or caused to be delivered each of the following to Buyer:

(i) the Bill of Sale, Assignment and Assumption Agreement duly executed by Seller as of the Closing Date;

(ii) a duly executed employment agreement between Kevin Austin and Buyer substantially in the form of Exhibit C (the “Austin Employment Agreement”) and duly executed employment agreements between each of Tim Fahy and Todd Kaiser and Buyer substantially in the form of Exhibit C-1 (the “Additional Management Employment Agreements”); and

(iii) certificates from each of Seller, Owners and Owner Entity Shareholders, dated the Closing Date, stating that the conditions set forth in Sections 9.01(a) and (c) have been satisfied with respect to such party;

(iv) Invention Assignment Agreements duly executed by each Transferring Employee, substantially in the form of Exhibit D (collectively, the “Invention Assignment Agreements”);

(v) an opinion of counsel to Seller, dated as of the Closing Date, addressed to Buyer, in a form reasonably agreed by Buyer’s counsel and Seller’s counsel; and

(vi) An executed sublease substantially in the form attached hereto as Exhibit E for Seller’s facility located at 5905 Windward Parkway, Alpharetta, Georgia for a term of six months from the Closing Date (the “Sublease”); and

(vii) Non-Competition Agreements duly executed by Seller, each Owner and each Owner Entity Shareholder, substantially in the form attached hereto as Exhibit F.

(viii) Duly executed Investment Letters from each of the Owner Entity Shareholders in a form reasonably agreed by the parties.

(j) ProfitMark and HMTS shall have delivered to Buyer a Bill of Sale, Assignment and Assumption Agreement transferring to Buyer all of their respective rights and interests in any assets used in the Business.

9.02 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date, or Seller’s waiver thereof, which Seller may give or withhold in its sole discretion:

(a) The representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or to Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) at and as of the Closing Date as if made at and as of the Closing Date, except that any such representation or warranty made as of a specified date (other than the date hereof) shall only need to have been true on and as of such date;

(b) Buyer shall have performed in all material respects all of its covenants, agreements, conditions and obligations required to be performed and complied with by it under this Agreement prior to the Closing;

(c) All governmental authorizations, approvals and consents that are required for the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect;

(d) There shall not be threatened, instituted or pending any action or proceeding, before any court or Governmental Entity, (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly restrain or prohibit, the consummation of the transactions contemplated hereby or seeking to obtain material damages in connection with such transactions, (ii) seeking to invalidate or render unenforceable any material provision of this Agreement, or (iii) otherwise relating to and materially adversely affecting the transactions contemplated hereby;

(e) Between the date hereof and the Closing Date, there shall not have occurred any Material Adverse Effect on Buyer’s business.

(f) All third party consents that are required for the Buyer’s consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect;

(g) Buyer’s directors shall have approved this Agreement and the transactions contemplated hereby to the extent required by Law and Buyer’s articles of incorporation, bylaws and other applicable documents; and

(h) Buyer shall have delivered or caused to be delivered each of the following to Seller:

(i) the Closing Payment in accordance with Article II hereof;

(ii) the Promissory Note, duly executed by Buyer;

(iii) a certificate for TRX Shares, duly issued by Buyer in the name of Seller;

(iv) the Bill of Sale, Assignment and Assumption Agreement duly executed by Buyer as of the Closing Date;

(v) a certificate of an appropriate officer of Buyer, dated the Closing Date, stating that the conditions set forth in Sections 9.02(a) and (b) have been satisfied;

(vi) an opinion of counsel to Buyer, dated as of the Closing Date, addressed to Seller, in a form reasonably agreed by Buyer’s counsel and Seller’s counsel.

(vii) the Austin Employment Agreement, duly executed and delivered by Buyer;

(viii) the Additional Management Employment Agreements, duly executed and delivered by Buyer; and

(ix) the Sublease, duly executed and delivered by Buyer.

ARTICLE X

SURVIVAL; INDEMNIFICATION

10.01 Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing until the two (2) year anniversary of the Closing Date; provided that (i) the representations and warranties contained in Sections 4.01 (Organization), 4.02 (Subsidiaries and Owners), 4.03 (Authority; Enforceability), 4.04 (Noncontravention), 5.04 (Title to Assets) and 5.25 (Securities Law Representation) shall survive indefinitely and (ii) the representations and warranties contained in Sections 5.06 (Tax Matters), 5.13 (Employee Benefits), 5.15 (Environmental Compliance), 5.17 (Legal Compliance), 6.01 (Organization), 6.02 (Authority; Enforceability) and 6.05 (Noncontravention) shall survive until expiration of the statute of limitations applicable to the matters covered thereby (giving effect to any waiver, mitigation or extension of such statute of limitations), plus an additional sixty (60) days thereafter (the matters described above in this Section 10.01 being referred to as the “Surviving Matters”). Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy of such representation or warranty giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time, and such period of survival shall continue until the indemnification claim related to such inaccuracy of such representation or warranty shall have been finally resolved pursuant to this Article X. The covenants and agreements of the parties contained in this Agreement (other than the covenants and agreements of the parties set forth in this Article X) shall survive for such period as is set forth in this Agreement with respect to each such covenant and agreement and, if not so specified, up to a period of four (4) years. The covenants and agreements of the parties set forth in this Article X shall survive indefinitely.

10.02 Indemnification.

(a) Each of Seller, the Owners and the Owner Entity Shareholders (collectively, the “Seller Indemnifying Parties”) hereby, jointly and severally, indemnifies Buyer and its officers, directors, employees, consultants and agents (the “Buyer Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Losses that the Buyer Indemnified Parties shall incur, suffer or become subject to, that arise out of, result from, or relate to:

(i) any misrepresentation or breach of any warranty made by Seller, any Owner or any Owner Entity Shareholder in this Agreement or in any certificate delivered pursuant hereto as is found to have occurred pursuant to a Final Judgment;

(ii) any breach of any covenant or agreement of Seller, any Owner or any Owner Entity Shareholder set forth in this Agreement, as is found to have occurred pursuant to a Final Judgment;

(iii) the Excluded Liabilities;

(iv) any non-compliance with any applicable bulk sales Law, as is found to have occurred pursuant to a Final Judgment; or

(v) the matters referred to in Sections 8.03(c) and 8.04, as such matters are found to have occurred pursuant to a Final Judgment.

Subject to Section 10.07(a), the fact that the survival period with respect to any representation or warranty has terminated shall not limit or affect in any respect the Seller Indemnifying Parties’ indemnification obligations under Section 10.02(a)(ii), (iii), (iv), (v) or Section 10.02(b) (even if the subject of such claim is also the subject of a representation or warranty). Once it has been determined by a Final Judgment that there has been a breach of a representation, warranty or covenant, and subject to the Trigger Amount, the underlying Losses shall be determined without regard to any materiality standard or Material Adverse Effect qualifier contained in the applicable representation, warranty or covenant.

*

(c) Buyer hereby indemnifies Owners and Seller and each of their respective officers, directors, employees, consultants and agents (the “Seller Indemnified Parties”) against, and agrees to hold each of them harmless from, any and all Losses that the Seller Indemnified Parties shall incur, suffer or become subject to, that arise out of, result from, or relate to:

(i) any misrepresentation or breach of warranty made by Buyer pursuant to this Agreement, as is found to have occurred pursuant to a Final Judgment; or

(ii) any breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement, as is found to have occurred pursuant to a Final Judgment.

10.03 Procedures for Third Party Claims.

(a) The parties seeking indemnification under Section 10.02 (the “Indemnified Parties”) agree to give prompt notice (which shall in any event be given prior to the expiration of the applicable survival period) to the parties from whom indemnity is sought (the “Indemnifying Parties”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section 10.02 (the “Third Party Claims”). The failure by any Indemnified Party so to notify the Indemnifying Parties in accordance with this Section 10.03(a) shall not relieve any Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 10.03, except to the extent such failure shall actually prejudice an Indemnifying Party.

(b) The Indemnifying Party shall be entitled to contest and defend any Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third-Party Claim and that the Indemnifying Party will defend and indemnify the Indemnified Party as required by this Article X against the Third Party Claim identified in the notice, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief and (iv) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed if such settlement only requires the payment by one or more Indemnifying Parties of a monetary amount, does not

* Confidential Treatment Requested

include a statement as to admission of fault, culpability or failure to act by or on behalf of such Indemnified Party, and, with respect to the Buyer as an Indemnified Party, the Buyer could not reasonably believe that the settlement would be materially adverse to the Buyer’s reputation or continuing business. In the event the Indemnified Party conducts a defense under this Section 10.03(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or entry into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably). Notwithstanding the foregoing, if the subject matter of a Third Party Claim relates to the ongoing business of any of the Indemnified Parties, which Third Party Claim, if decided against any of the Indemnified Parties, would affect the ongoing business or reputation of any of the Indemnified Parties, then the Indemnified Parties alone shall be entitled to contest, defend and settle such Third Party Claim in the first instance (subject to the right of the Indemnifying Party to participate in such defense at the Indemnifying Party’s expense) and, if the Indemnified Parties do not contest, defend or settle such Third Party Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Third Party Claim.

10.04 Procedures for Direct Claims. In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver notice of such claim, specifying the provision of this Agreement breached and describing the facts giving rise to such breach, with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 10.04, it being understood that notices for claims in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 10.01. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such loss to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall resolve such dispute in accordance with Section 13.11.

10.05 Investigation. No investigation or other examination of Seller or any Owner by Buyer, its designees or representatives shall affect any Buyer Indemnified Party’s rights set forth in this Article X and shall not affect the term of survival of any representation or warranty contained herein or in any certificate or other documents delivered pursuant hereto or in connection herewith or the term of the right of any Buyer Indemnified Party to seek indemnification with respect to any of the Surviving Matters. No investigation or other examination of Buyer by Seller or any Owner, or their respective designees or representatives shall affect any Seller Indemnified Party’s rights set forth in this Article X and shall not affect the term of survival of any representation or warranty contained herein or in any certificate or other documents delivered pursuant hereto or in connection herewith or the term of the right of any Seller Indemnified Party to seek indemnification with respect to any of the Surviving Matters.

10.06 Set-Off. Buyer shall be entitled to set off any amount or right it may be entitled to under this Agreement against any amount, right or obligation owed to Seller or Owners under this Agreement or the Promissory Note; provided, however, that any such amounts not paid by Buyer to Seller pursuant to this Section 10.06 shall be deposited in a mutually-agreed escrow account pending Final Judgment. With respect to any indemnification claim that is made by a Buyer Indemnified Party pursuant to Section 10.02(a)(i) and which is determined to be payable pursuant to the procedures set forth in this Agreement, Buyer shall be required to seek recourse first via setoff against the Promissory Note. Subject to the other terms and conditions of this Agreement, after no further amounts are payable under the Promissory Note, Buyer may seek payment in respect of any indemnification claim hereunder directly from Seller or any Owner.

10.07 Indemnification Limitations.

(a) The Seller Indemnifying Parties shall have no liability for indemnification pursuant to this Article X for any misrepresentation or breach of a warranty of the Seller Indemnifying Parties contained herein until the total of all Losses arising from any misrepresentation or breach of a warranty exceeds Fifty Thousand Dollars ($50,000) (the “Trigger Amount”); provided, however, that after the total amount of such Losses exceeds the Trigger Amount, the liability of the Seller Indemnifying Parties under this Article X shall be determined without reference to such Trigger Amount (i.e., from the first dollar of Loss), except that the limitations on liability set forth in this provision shall not apply to any intentional breach of any representation or warranty contained herein or any breach of any representation of warranty contained herein arising out of fraud or any claim with respect to any misrepresentation or breach of any representation or warranty made by Seller or any Owner set forth in Sections 4.01, 4.02, 4.03, 4.04, 5.04, 5.06, 5.13, 5.15, or 5.25.

(b) The aggregate liability of the Seller, the Owners and the Owner Entity Shareholders for misrepresentations or breaches of warranty pursuant to an indemnification claim under Section 10.01(a) shall be an amount equal to *, except that the limitations on liability set forth in this provision shall not apply to any intentional breach of any representation or warranty contained herein or any breach of any representation or warranty contained herein arising out of fraud or any claim with respect to any misrepresentation or breach of any representation or warranty made by Seller or any Owner set forth in Sections 4.01, 4.02, 4.03, 4.04, 5.04, 5.06, 5.13, 5.15, or 5.25. For purposes of the preceding sentence, the *

* Confidential Treatment Requested

10.08 No Double Recovery. Notwithstanding anything herein to the contrary, no party to this Agreement shall be entitled to indemnification or reimbursement or any other payment under this Article X for any amount to the extent that such party has been indemnified or reimbursed for such amount under any other provision of this Agreement, including Section 3.02, or paid benefits from applicable insurance.

10.09 Subrogation. Upon making an indemnity payment pursuant to this Article X, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages to which the payment is related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

10.10 Other Indemnification Provision. The remedies provided in this Article X and in Section 13.05 and Section 13.11 constitute the sole and exclusive remedies available to each party hereto for recoveries against another party hereto for breaches or failures to comply with or nonfulfillments of the representations, warranties, covenants and agreements in this Agreement or in the Exhibits and Schedules hereto, except for claims arising out of fraud or willful misconduct.

ARTICLE XI

TERMINATION

11.01 Termination of Agreement. The parties may terminate this Agreement as provided below:

(a) Buyer, the Owners and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Seller and Owners may terminate this Agreement in writing, without liability, if Buyer shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Seller has notified Buyer of its intent to terminate this Agreement pursuant to this subparagraph (b);

(c) Buyer may terminate this Agreement in writing, without liability, if Seller or any Owner shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Buyer has notified Seller of its intent to terminate this Agreement pursuant to this subparagraph (c);

(d) Either Seller, the Owners or Buyer may terminate this Agreement in writing, without liability, if there shall be any order, writ, injunction or decree of any court or

Governmental Entity binding on Buyer, Seller or Owners, that prohibits or restrains Buyer, Seller or Owners from consummating the transactions contemplated hereby, provided that Buyer, Seller and Owners shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry, by any such court or Governmental Entity; or

(e) Buyer may terminate this Agreement in writing, without liability, pursuant to Section 8.02 hereof; and

(f) Either Seller, Owners or Buyer may terminate this Agreement in writing, without liability, if for any reason the Closing has not occurred by January 31, 2007, other than as a result of the breach of this Agreement by the party attempting to terminate the Agreement.

11.02 Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Article XI, this Agreement shall become null and void and of no further force and effect, without any further obligation or liability of Seller, Owners, the Owner Entity Shareholders or Buyer hereunder (except for any liability of a party for its breach of this Agreement), except for the provisions of this Section 11.02 and the obligations under Sections 13.01, 13.02, 13.10 and 13.11 hereof. Nothing in this Section 11.02 shall be deemed to release any party from any knowing misrepresentation or willful breach with respect to the provisions of Article III or Article IV of this Agreement or any liability for any other breach by such party of any other terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE XII

DEFINITIONS

Definitions. Defined terms used in this Agreement, unless defined elsewhere in this Agreement, shall have the following meanings:

“401(k) Plan” has the meaning set forth in Section 8.04(b).

“AAA” has the meaning set forth in Section 13.11.

“Accounting Referee” has the meaning set forth in Section 2.08(e).

“Acquisition Proposal” has the meaning set forth in Section 7.06.

“Affiliate” means, as to any Person, any other Person (A) that directly or indirectly beneficially owns or controls 5% or more of the outstanding voting securities of such Person or any of its Affiliates, (B) any person 5% or more of whose outstanding voting securities are directly or indirectly beneficially owned or controlled by such Person or any of its Affiliates or (C) any current or former director or officer of such Person or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the U.S. Securities Exchange Act of 1934) of any such director or officer.

*

“Ancillary Documents” means each of the Promissory Note, the Non-Compete Agreements, the Bill of Sale, Assignment and Assumption Agreement, the Invention Assignment Letters, the Austin Employment Agreement and the Sublease.

“A/R Collection Period” has the meaning set forth in Section 3.03.

“A/R Notification Date” has the meaning set forth in Section 3.03.

“Assets” has the meaning set forth in Section 1.01.

“Assumed Accounts Payable” has the meaning set forth in Section 1.03(a).

“Assumed Accrued Expenses” has the meaning set forth in Section 1.03(c).

“Assumed Liabilities” has the meaning set forth in Section 1.03.

“Austin Employment Agreement” has the meaning set forth in Section 9.01(j)(ii).

*

“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 1.03.

“Business” has the meaning set forth in the recitals.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02(a).

“Seller Indemnifying Parties” has the meaning set forth in Section 10.02(a).

“Calendar Year 2007” has the meaning set forth in 2.08(a).

“Calendar Year 2008” has the meaning set forth in 2.08(b).

“Claim Period” has the meaning set forth in Section 10.02(c).

* Confidential Treatment Requested

“Closing” has the meaning set forth in Section 2.06.

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Payment” has the meaning set forth in Section 2.02.

“Closing Net Working Capital” means the net dollar value of the Purchased Cash plus the Purchased Accounts Receivable plus prepaid expenses, minus the Assumed Accounts Payable, and Assumed Accrued Expenses and Deferred Revenue as of the Effective Time, calculated and valued in accordance with GAAP and on a basis consistent with the Financial Statements.

“Closing Statement” has the meaning set forth in Section 3.01(d).

“Code” means the United States Internal Revenue Code of 1986 and the regulations promulgated thereunder, all as amended from time to time, including effective date and transition rules (whether codified or not).

“Company Contract” has the meaning set forth in Section 8.01(b).

“Confidential Information” shall mean any data or information of Buyer or Seller, other than Trade Secrets, that is valuable to the business of Buyer or Seller and not generally known to competitors; provided, however, that Confidential Information shall not include customer data provided to Seller by customers of the Business.

“Contamination” means the presence of, or Release on, under, from or to the Leased Real Property of any Hazardous Material, except the routine storage and use of Hazardous Materials from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and compliance with good commercial practice.

*

“Deferred Revenue” shall mean the line-item amount for deferred revenue set forth on the Closing Statement.

“Disclosure Schedule” means each and every of the schedules attached hereto setting detailed information regarding the representations and warranties set forth herein and exceptions to such representations and warranties.

“Dispute Notice” has the meaning set forth in Section 2.08.

* Confidential Treatment Requested

“Earnout Payment” has the meaning set forth in Section 2.08.

“Earnout Period” means (A) the period commencing at the Effective Time and ending on the last day of Calendar Year 2007 and (B) the period commencing January 1, 2008 and ending on the last day of Calendar Year 2008.

“Earnout Notice” has the meaning set forth in Section 2.08.

“Effective Time” means 12:01 a.m. Eastern time on January 1, 2007.

“Employee Accruals” has the meaning set forth in Section 1.03(b).

“Employee Benefit Plans” means any of the following sponsored or maintained by Seller or any ERISA Affiliate, required to be sponsored or maintained by Seller or any ERISA Affiliate, or under which Seller or any ERISA Affiliate has or has ever had any direct or contingent liability: (i) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (ii) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any “Multiemployer Plan” (as defined under ERISA Section (3)(37)(A)); (iv) Employee Welfare Benefit Plan or material fringe benefit plan or program; (v) other plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, loans, severance, termination pay, pension benefits, retirement benefits, deferred compensation, performance awards, profit sharing stock or stock-related rights or awards (including stock option, stock purchase and stock appreciation rights or awards), fringe benefits, health, dental, vision, life, disability, sabbatical, or accidental death and dismemberment benefits, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded; or (vi) the trusts, group annuity contracts, insurance policies or other funding media for any such plans or arrangements.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Environmental Action” shall mean any complaint, summons, action, citation, notice, directive, order, claim, litigation, written request for information, judicial or administrative proceeding or action, judgment, letter or other written communication from any Person or regulatory authority involving or alleging violations of Environmental Laws or Releases or threatened Releases of Hazardous Materials.

“Environmental Laws” means any and all federal, state and local laws, statutes, codes, ordinances, regulations, rules, consent decrees, judicial orders, administrative orders or other requirements imposing liability, establishing standards of conduct or otherwise relating to pollution or protection of the environment (including, without limitation, natural resources, surface water, groundwater, soils, and ambient air), human health and safety, land use matters or the presence, use, generation, treatment, storage, disposal, Release or threatened Release, transport or handling of Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 5.15(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means any Person under common control with Seller within the meaning of Section 414(b), (c), (m), or (o) of the Code and the regulations issued thereunder.

“Estoppel Certificates and Consents” has the meaning set forth in Section 9.01(j)(vi).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 3.01(b).

“Estimated Net Working Capital” has the meaning set forth in Section 3.01(b).

“Estimated Working Capital Deficit” has the meaning set forth in Section 3.01(b).

“Estimated Working Capital Surplus” has the meaning set forth in Section 3.01 (b).

“Excluded Assets” has the meaning set forth in Section 1.02.

“Excluded Liabilities” has the meaning set forth in Section 1.04.

“Final Judgment” means, with respect to the parties’ respective liability for Losses hereunder, as applicable, (i) the award of an arbitrator or the judgment of a court of competent jurisdiction entered as final by the clerk of such court pursuant to such court’s rules governing the finality of such judgment, subject to the exhaustion of the rights of appeal (if any) of the party against whom such judgment was entered or such arbitration award was made or (ii) the mutual agreement of the applicable indemnified party and indemnifying party.

“Final Purchase Price Adjustment Amount” has the meaning set forth in Section 3.02(a).

“Financial Statements” has the meaning set forth in Section 5.01.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“General Taxes” has the meaning set forth in Section 7.09(b).

“Governmental Entity” means: (i) any nation, state, county, city, town, village, district or other jurisdiction; (ii) any federal, state, local, municipal, foreign, or other government; (iii) any federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or other tribunal); (iv) any multi-national or supra-national organization or body; (v) any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, including any court or arbitrator; (vi) any self-regulatory organization or (vii) any official of any of the foregoing.

“Hazardous Material” shall mean (i) any substance, the presence of which requires investigation or remediation under any Environmental Law or under common law; (ii) any toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance that is regulated by any Environmental Law; (iii) any substance, the presence of which poses or threatens to pose a hazard to the health or safety of persons on or about the Leased Real Property; and (iv) urea-formaldehyde, polychlorinated biphenyls, asbestos or asbestos-containing materials, radon, petroleum and petroleum products.

“Indebtedness” means, with respect to any Person, (i) any obligation of such Person, contingent or otherwise, (A) for borrowed money, (B) for all or part of the purchase price or cost of any type of property or services, (C) evidenced by notes, bonds, debentures or other similar instruments, (D) created or arising under any conditional sale or other title retention agreement with respect to real or personal property or other assets acquired by such Person, (E) as lessee under leases that have been or should be recorded as capital leases in accordance with GAAP, (F) under acceptance, letter of credit or similar facilities, (G) to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or other securities, (H) for accounts payable other than trade accounts payable incurred in the Ordinary Course of Business, (I) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (J) in connection with any factored or sold receivables, (ii) all obligations (as described in clauses (A) through (J) above) of others guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (w) to pay or purchase such obligations or to advance or supply funds for the payment or purchase of such obligations, (x) to purchase, sell or lease (as lessee or lessor) any real or personal property or other assets, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligations or to assure the holder of such obligations against loss, (y) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for any real or personal property or other assets or services irrespective of whether such real or personal property or other assets is received or such services are rendered) or (z) otherwise to assure a creditor against loss and (iii) all obligations (as described in clauses (A) through (J) above) secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any real or personal property or other assets (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations.

“Indemnified Parties” has the meaning set forth in Section 10.03(a).

“Indemnifying Parties” has the meaning set forth in Section 10.03(a).

“Initial Purchase Price Adjustment” has the meaning set forth in Section 3.01.

“Intellectual Property” has the meaning set forth in Section 5.19.

“Interim Financial Statements” has the meaning set forth in Section 5.01.

“Knowledge” of a party means the actual knowledge of such party. In addition: (a) any references to “known to Seller” or “Seller’s Knowledge” or words of similar import mean (i) the actual knowledge of Seller, Diane Austin, Charles Bradsher, Todd Kaiser or Stan Sabel, and (ii) the actual knowledge of Kevin Austin or Tim Fahy after making reasonable inquiry and exercising reasonable diligence with respect to the matters at hand; (b) any references to “known to HMTS” or “HMTS’ Knowledge” or words of similar import mean the actual knowledge of HMTS, or of the following persons after making reasonable inquiry and exercising reasonable diligence with respect to the matters at hand: Kevin Austin and Diane Austin; (c) any references to “known to ProfitMark” or “ProfitMark’s Knowledge” or words of similar import mean the actual knowledge of ProfitMark, or of the following persons after making reasonable inquiry and exercising reasonable diligence with respect to the matters at hand: Chris Massey and Eric Watts, and (d) any references to “known to Buyer” or “Buyer’s Knowledge” or words of similar import mean the actual knowledge of Buyer, or of the following persons after making reasonable inquiry and exercising reasonable diligence with respect to the matters at hand: Trip Davis, Tim Severt, David Cathcart and Tonya Miller.

“Law” means any law, statute, common law, rule, code, executive order, ordinance, regulation, requirement, ruling or judgment of any Government Entity or any order, writ, injunction or decree, whether preliminary or final, entered by any Government Entity.

“Leased Real Property” has the meaning set forth in Section 5.07.

“Lien” means any mortgage, lien, pledge, charge, security interest, restriction, encumbrance of any kind, or deferred payment obligations.

“Losses” means the amount of any actual damages, deficiencies, losses (including, without limitation, any actual diminution in value), expenditures, costs or expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and disbursements incurred in connection with any action, suit or proceeding).

“Material Adverse Effect” means: (a) with respect to Seller, any change or effect (or aggregation of changes and effects) that is materially adverse to (i) the financial condition, operations, results of operations or future prospects of the Seller’s business or (ii) the condition of the Assets, and (b) with respect to Buyer, any change or effect (or aggregation of changes and effects) that is materially adverse to the financial condition, operations or results of operations or future prospects of the Buyer’s business; provided, however that, with respect to each of Buyer and Seller, changes in general industry conditions or general economic conditions, and consequences of acts of war or terrorism (and, in any such case, which do not affect the Seller or Buyer, as the case may be, disproportionately as compared to other companies that compete with the Seller or Buyer, as the case may be) shall not be deemed to constitute a Material Adverse Effect.

“Objection” has the meaning set forth in Section 3.01(b).

“Ordinary Course of Business” means, with respect to actions and operations conducted by Seller, actions and operations that are (i) consistent with the past practices of Seller, (ii) taken in the ordinary course of the normal, day-to-day operations of Seller, (iii) not required to be authorized by the board of directors or other governing body of Seller, and (iv) similar in nature and magnitude to actions and operations customarily taken, without any authorization by the board of directors or other governing body of Seller, in the ordinary course of the normal, day-to-day operation of other companies that are of similar size and in the same line of business as Seller.

“Owner” and “Owners” have the meaning set forth in the Preamble.

“Permit” means any authorization, approval, license, permit, variance, exemption, franchise, approval or order of, from, made by or under the authority of any court, arbitrator or other Government Entity or pursuant to any Law.

“Permitted Liens” shall mean (i) the Liens described on Schedule 12.2 and (ii) Liens for Taxes not yet due and payable.

“Person” means any natural person, corporation, partnership, limited liability company, association, trust, Government Entity, syndicate, affiliated group or other entity or organization (incorporated or unincorporated).

“Products” means the products sold by Seller during the three (3) year period prior to the Closing Date and similar products, whether from manufacturers who currently supply Seller or competing manufacturers, such products include, but are not limited to, all products referenced and/or listed in Seller’s catalogs and those products that fall within the product categories or descriptions used on Seller’s website.

“Prohibited Transactions” has the meaning set forth in Section 4975 of the Code and/or Section 406 of ERISA and does not include a transaction that is exempt under a statutory or administrative exemption.

“Promissory Note” has the meaning set forth in Section 2.02.

“Purchased Accounts Receivable” has the meaning set forth in Section 1.01(b).

“Purchased Contracts” has the meaning set forth in Section 1.01(h).

“Purchased Inventory” has the meaning set forth in Section 1.01(a).

“Purchased Leases” has the meaning set forth in Section 1.01(i).

“Purchase Price” has the meaning set forth in Section 2.02.

“Real Property Lease” has the meaning set forth in Section 1.01(d).

“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release or threatened release, however defined, and whether intentional or unintentional, of any Hazardous Material.

“Resolution Period” has the meaning set forth in Section 2.08.

“Securities Act” has the meaning set forth in Section 2.07.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 10.02(b).

“Seller Indemnifying Parties” has the meaning set forth in Section 10.02(b).

“Seller Representative” shall mean Kevin Austin or a successor selected as described below in this provision. In the event the Seller Representative resigns or ceases to function in such capacity for any reason whatsoever, then the Owner Entity Shareholders shall appoint a successor who shall be either an Owner Entity Shareholder or a senior officer of HMTS; provided, further, however, that in the event for any reason no successor has been appointed within thirty (30) days following such resignation or cessation, then the Owner Entity Shareholders shall have the right to petition a court of competent jurisdiction for appointment of a successor Seller Representative. Seller shall provide prompt written notice to Buyer of any change in the identity of the Seller Representative and no such change shall be effective until such notice is provided to Buyer. The Owner Entity Shareholders agree that the appointment of a successor Seller Representative shall be validly made if it is made with the approval of Owner Entity Shareholders holding a majority of the shares of the issued and outstanding common stock of HMTS.

“Surviving Matters” has the meaning set forth in Section 10.01.

“Target 2006 EBITDA” means * less the amount of any * incurred by Seller in connection with the completion of the transactions contemplated hereby (including without limitation counsel for such transaction), but only to the extent such expenses were taken into account in the calculation of Seller’s 2006 EBITDA.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, highway, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not imposed by any governmental or quasi-governmental authority.

“Tax Authority” means any Governmental Entity that has the power to impose and administer Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States of America and Canada.

“Third Party Claims” has the meaning set forth in Section 10.03(a).

“Transferred Employees” has the meaning set forth in Section 7.03(a).

“TRX Shares” has the meaning set forth in Section 2.02.

* Confidential Treatment Requested

“Uncollected A/R” has the meaning set forth in Section 3.03(a).

“WARN Act” has the meaning set forth in Section 5.12(c).

“Year-End Financial Statements” has the meaning set forth in Section 5.01.

ARTICLE XIII

MISCELLANEOUS

13.01 Press Releases and Announcements. No party shall issue any press release or make any public announcement or announcement to employees relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable Law including, without limitation, federal and state securities laws; provided, further, on or after the Closing, Buyer shall be entitled to issue a press release and otherwise make public announcements regarding the Closing of this Agreement, subject to Seller’s reasonable approval. Except to the extent that disclosure is expressly permitted pursuant to this Section 13.01, until Buyer makes a disclosure permitted hereunder, Buyer, Seller, Owners and Owner Entity Shareholders agree to keep and cause their representatives to keep confidential this Agreement, the Purchase Price and other terms of this Agreement.

13.02 Costs. Seller, Owners, and Owner Entity Shareholders on the one hand, and Buyer, on the other hand, each agree to indemnify and hold harmless one another against any Losses incurred by reason of any brokerage, commission or finder’s fee alleged to be payable because of any act, omission or statement of the indemnifying party. Each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement, and in closing and carrying out the transactions contemplated by this Agreement.

13.03 Headings. The subject headings of the paragraphs and subparagraphs of this Agreement are included for convenience only and shall not affect the construction or interpretation of any of its provisions.

13.04 Amendment and Waiver.

(a) This Agreement may not be amended or waived except in a writing executed, in the case of an amendment, by Buyer, Seller, Owners and Owner Entity Shareholders.

(b) and in the case of a waiver, by the party that is entitled to the benefits of the provisions being waived.

(c) No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(d) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

13.05 Specific Performance. Seller, Owners and each Owner Entity Shareholder hereby acknowledges that any breach of this Agreement by Seller, any Owner or any Owner Entity Shareholder would cause Buyer irreparable harm and that a remedy at law for such breach would be inadequate. Seller, Owners and each Owner Entity Shareholder therefore hereby agrees that, in addition, to any other available remedy at law or in equity, injunctive relief and specific performance may be granted in any proceeding commenced by Buyer to enforce this Agreement without the necessity of proof that any other remedy at law is inadequate. Buyer hereby acknowledges that any breach of this Agreement by Buyer would cause Seller irreparable harm and that a remedy at law for such breach would be inadequate. Buyer therefore hereby agrees that, in addition, to any other available remedy at law or in equity, injunctive relief and specific performance may be granted in any proceeding commenced by Seller to enforce this Agreement without the necessity of proof that any other remedy at law is inadequate.

13.06 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, delegated or otherwise transferred by any party hereto (except that Buyer may transfer or assign, in whole or from time to time in part, to (i) an Affiliate that is wholly-owned by, or wholly-owns, Buyer, or (ii) Buyer’s lenders if requested by such lenders for security of Buyer’s obligations to such lenders, but no such transfer or assignment under this subsection (ii) will relieve Buyer of its obligations hereunder) without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. The parties acknowledge and agree that Buyer intends to assign substantially all of its rights hereunder to TRX Data Services, Inc., a Virginia corporation and wholly-owned subsidiary of Buyer (“TRX Data Services”). Seller, the Owners and the Owner Entity Shareholders agree that Seller may consent to such assignment on behalf of Seller, all of the Owners and all of the Owner Entity Shareholders, and the Seller will consent to such an assignment conditional on (a) TRX Data Services making representations and warranties with respect to its business that are substantially similar to those representations and warranties made by Buyer in this Agreement, (b) Buyer executing a Guaranty of all payment and performance to be undertaken by TRX Data Services pursuant to this Agreement and any Ancillary Document in form and substance mutually agreed by the parties in good faith, and which Guaranty shall in any event provide the Seller, the Owner and the Owner Entity Shareholders not less than the same rights and benefits that would have been received by them in the absence of such assignment, and (c) the parties agreeing in good faith to such other modifications to this Agreement and the Ancillary Documents as are reasonably necessary to provide the Seller, the Owner and the Owner Entity Shareholders not less than the same rights and benefits that would have been received by them in the absence of such assignment.

13.07 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.08 Complete Agreement. This Agreement and the schedules and exhibits hereto (and any other agreements contemplated hereby) constitute the complete agreement among the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. No other representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the Indemnified Parties any rights or remedies hereunder.

13.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, and any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

13.10 Governing Law. The internal law, without regard to conflicts of law principles, of the State of Georgia will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

13.11 Arbitration.

(a) Except as provided in Section 2.08, 3.01 and 13.05 hereof, any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto, shall be settled by binding arbitration held in Fulton County, Georgia in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, except as specifically otherwise provided in this section. Any party initiating an arbitration proceeding against any other party to this Agreement shall provide written notice of such initiation to the other party to this Agreement within fifteen (15) days after filing a demand for arbitration with the AAA, unless the parties agree to arbitration independent of AAA. If the matter in controversy (exclusive of attorneys’ fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $500,000, then the panel to be appointed shall consist of three (3) neutral arbitrators to be selected pursuant to the AAA rules or as otherwise agreed by the parties; otherwise there shall be only one (1) arbitrator. If the panel is to consist of one arbitrator, the arbitrator shall be selected pursuant to the AAA rules or as otherwise agreed by the parties. Notwithstanding anything to the contrary in the AAA rules, the arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances, including the right to request production of documents and to take such depositions of fact and experts as reasonably appropriate to establish the parties’ respective positions. Such discovery shall be concluded within ninety (90) days after the selection of the arbitrator(s) unless the arbitrator(s) determine that fairness and justice would require a longer time period. Should the parties so agree, then after the selection of an arbitration panel, the arbitration process may be handled directly with the arbitration panel without the need for additional AAA administrative services and fees. The arbitrator(s) shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any party so requests in writing within ten (10) days after delivery of written notice of the arbitrator(s) decision. Thereafter, the decision of the arbitrator(s) shall be final, binding and nonappealable with respect to the parties hereto, except as provided under the Georgia Arbitration Act, the Federal Arbitration Act and/or as otherwise provided by Law. The arbitrator’s decision may be confirmed and enforced in a court of appropriate jurisdiction, and the parties agree to the jurisdiction of Superior Court of Fulton County, Georgia or the United States District Court for the Northern District of Georgia, Atlanta Division for any such proceedings. Should a motion to compel or stay arbitration be filed in connection with a dispute relating to the subject matter of this paragraph, then the parties agree to the jurisdiction of the Superior Court of Fulton County, Georgia or the United States District Court for the Northern District of Georgia, Atlanta Division.

(b) The arbitrator(s) shall have the authority to award relief under legal or equitable principles, including interim or preliminary relief. The arbitrators shall be obligated to apply the law, including the terms of this Agreement, in rendering their decision. Responsibility for the costs of the arbitration and recovery of reasonable attorneys’ fees and expenses shall be awarded between the parties as reasonably determined by the arbitrator(s). All proceedings under this Section 13.11, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties and the arbitrator(s), except as necessary to move to compel, stay, enforce or appeal an arbitration proceeding or award. Except as provided in Section 13.05 hereof, the arbitration procedure in this Section 13.11 shall be the exclusive means available to Buyer, Seller and Owners hereunder to resolve any claim, controversy or dispute arising hereunder.

13.12 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing signed by or on behalf of the party making the same, will specify the Section under this Agreement pursuant to which it is given or made, and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the third (3rd) day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and evidence of receipt is received or if given by any other means, upon delivery or refusal of delivery at the address specified in this Section and properly addressed as follows:

To Seller and Owners:	Hi-Mark, LLC 5905 Windward Parkway Lower Level Alpharetta, Georgia 30005 Attn: Kevin Austin Fax: (770) 993-4414

with a copy to:	Garson Claxton LLC 7910 Woodmont Avenue Suite 650 Bethesda, Maryland 20814 Attn: Andrew Milne, Esq. Fax: (301) 280-2707

To Buyer:	TRX, Inc. 6 West Druid Hills Drive Atlanta, Georgia 30329 Attn: Chief Financial Officer Fax: (404) 929-6146

and with a copy to:	McKenna Long & Aldridge LLP 303 Peachtree Street, Suite 5300 Atlanta, Georgia 30308 Attn: Jeremy C. Silverman Fax: (404) 527-4198

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties.

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

13.13 Tax Matters. Seller, Owners and Buyer hereby acknowledge and agree that each has been advised and encouraged by their legal counsel to consult with their respective independent tax advisors regarding the taxable consequences of the transactions contemplated by this Agreement and the Ancillary Documents.

13.14 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean including without limitation. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

13.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full in this Agreement. In the event of a conflict between any term of this Agreement and information contained in the Schedules or Exhibits to this Agreement, the terms included in this Agreement shall govern.

13.16 Further Assurances. Upon the reasonable request of any party hereto, each other party hereto shall take any and all actions, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Buyer:	TRX, INC.

	By:	/s/ Norwood H. Davis III
	Name:	Norwood H. Davis III
	Title:	President and CEO

Seller:	HI-MARK, LLC

	By:	/s/ Kevin Austin
	Name:	Kevin Austin
	Title:	President

HMTS:	HI-MARK TRAVEL SYSTEMS, INC.

	By:	/s/ Kevin Austin
	Name:	Kevin Austin
	Title:	President

ProfitMark:	INTEGRATED PROFITMARK CORPORATION, LLC

	By:	/s/ Eric Watts
	Name:	Eric Watts
	Title:	President

Owner Entity Shareholders:	By:	/s/ Kevin Austin
		Name:	Kevin Austin

By:	/s/ Diane Austin
	Name:	Diane Austin

By:	/s/ Charles Bradsher
	Name:	Charles Bradsher

SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT